                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 Form 8-K


                              CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  May 8, 1998
                Date of Report (Date of earliest event reported)


                           AMERICAN SKIING COMPANY
          (Exact name of registrant as specified in its charter)


         MAINE                      333-33483                    04-3373730
(State or other jurisdiction       (Commission                 (IRS Employer
      of incorporation)            File Number)             Identification No.)


                      P.O. Box 450, Bethel, Maine            04217
               (Address of principal executive offices)    (Zip Code)


                                  (207) 824-8100
               (Registrant's telephone number, including area code)

Item 5. Other Events

The information set forth on the following pages is included in an offering memorandum and solicitation statement of American Skiing Company, a Maine corporation (the "Company") for an exchange transaction described therein. This Report on Form 8-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this Report, including, without limitation, certain statements under the "Offering Memorandum Summary", "Pro Forma Financial Data", "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and located elsewhere herein regarding the Company's financial position and operating strategy, may constitute forward-looking statements. Statements that use the words "expects," "anticipates," "projects" or similar words indicating the Company's beliefs with respect to future results are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the company's or management's expectations ("Cautionary Statements") are disclosed in the Company's registration statement of Form S-1 (File No. 333-33483) and its Quarterly Report on Form 10-Q for the quarter ended January 25, 1998. All subsequent written and oral forward-looking statements that are attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

    American Skiing Company, Inc. (NYSE: SKI), the parent of ASC East, Inc. hereby announces an offer to exchange up to $120 million of its 12% Senior Subordinated Notes due July 15, 2006 for the existing ASC East 12% Senior Subordinated Notes due July 15, 2006. The Exchange will simplify the
Company's capital structure by consolidating substantially all its debt at the parent company level and allowing a free flow of funds among the Company's wholly owned subsidiaries - ASC East, ASC West, and ASC Utah. In connection with the Exchange, consents are being solicited from holders of ASC East's 12% Senior Subordinated Notes to certain amendments to the indenture under which such securities were issued. Any questions or requests for information relating to the Exchange should be directed to the information agent: United States Trust Company of New York, 111 Broadway, Lower Level,
New York, NY 10006.

   Concurrent with the Exchange, American Skiing Company intends to issue
$100 million in Senior Subordinated Notes due 2008 (the "Additional Debt Securities"). These Notes will be offered in a private placement pursuant to Rule 144A and will not be registered under the Securities Act of 1933, as amended, and may note be offered or sold in the United States absent registration or an applicable exemption therefrom. The proceeds from the Notes will be used to reduce bank debt under the Company's existing senior credit facility.

                          OFFERING MEMORANDUM SUMMARY
                            CONCURRENT TRANSACTIONS

    Concurrently with the Exchange Offer and Solicitation, the Company intends to undertake the following: (i) the Offering and (ii) the consolidation of the Existing Senior Credit Facility (as defined) into a single facility with an increase in available borrowings thereunder by $35.0 million (as amended, the "New Senior Credit Facility"). Each of the foregoing transactions, along with the Exchange Offer and Solicitation, are collectively referred to herein as the "Transactions." The consummation of the Exchange Offer and Solicitation is not conditioned upon the consummation of the Offering or the consolidation of the Existing Senior Credit Facility into the New Senior Credit Facility. If the Company does not consummate the Exchange Offer and Solicitation or the Offering, the Company intends to pursue the other Transactions or alternative financing transactions, including a proposal from BankBoston, N.A. for a $350 million senior credit facility.


    As of January 25, 1998, on a pro forma basis after giving effect to the consummation of the Transactions, the Company's aggregate principal amount of Indebtedness outstanding would have been $375.4 million, including (i) $103.1 million in Senior Debt, including $76.0 million under the New Senior Credit Facility (with $168.0 million of additional borrowing availability thereunder), (ii) $120.0 million aggregate principal amount of the Exchange Notes, (iii) $100.0 million aggregate principal amount of the Additional Debt Securities and (iv) $55.3 million of non-recourse real estate and other Unrestricted Subsidiary debt. In addition, the Company has outstanding 36,626 shares of its 10 1/2% Convertible Exchangeable Preferred Stock, par value $1,000 per share (the "Convertible Exchangeable Preferred Stock"). See "Description of Certain Indebtedness."

             PURPOSE OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

    The purpose of the Exchange Offer and the Transactions is to (i) consolidate certain Indebtedness of ASC East, ASC West and ASC Utah as Indebtedness of the Company and (ii) establish uniform covenants in the Exchange Notes and the Additional Debt Securities in order to simplify the capital structure of the Company and ASC East.

    The Company is also seeking Consents to the Proposed Amendments in the Solicitation. The primary purpose of the Proposed Amendments is to eliminate substantially all of the restrictive covenants in the ASC East Indenture. See "The Proposed Amendments." The Proposed Amendments will become effective if adopted by the holders of at least a majority in aggregate principal amount of the outstanding ASC East Notes held by persons other than ASC East and their affiliates but will become operative upon consummation of the Exchange Offer.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM, ASC EAST NOTEHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE DECIDING TO TENDER ASC EAST NOTES IN EXCHANGE FOR THE EXCHANGE NOTES. THIS OFFERING MEMORANDUM CONTAINS FORWARD-LOOKING STATEMENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF NUMEROUS FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS OFFERING MEMORANDUM.

SUBSTANTIAL LEVERAGE AND FINANCIAL RISKS

    Following the consummation of the Transactions, the Company will be highly leveraged. As of January 25, 1998, on a pro forma basis after giving effect to the Transactions, the Company and the Guarantors would have had outstanding $103.1 million of Senior Debt, including $76.0 million under the New Senior Credit Facility (with $168.0 million of additional borrowing availability thereunder) and $100.0 million of PARI PASSU Indebtedness represented by the Additional Debt Securities. Furthermore, as of January 25, 1998, after giving pro forma effect to the Transactions, the Company's total indebtedness would have represented 56.2% of total capital and, for the fiscal year ended July 27, 1997, earnings would have been inadequate to cover fixed charges by $8.1 million.

The Company also has outstanding 36,626 shares of its Exchangeable Convertible Preferred Stock, which is mandatorily redeemable on November 12, 2002 at a redemption price of $1,000 per share plus accrued but unpaid dividends (with the aggregate amount of such accrued but unpaid dividends as of November 12, 2002 potentially equal to $25.7 million), unless earlier converted by the holder(s) thereof into shares of the Company's common stock. See "Description of Certain Indebtedness."

    The high level of debt of the Company and its subsidiaries will have several important effects on the Company's future operations, including: (a) the Company will have significant cash requirements to service its debt (including, after giving effect to the Transactions, approximately $12.4 million of scheduled principal repayments over the next two fiscal years), reducing funds available for operations, capital expenditures and acquisitions, thereby increasing the Company's vulnerability to adverse general economic and industry conditions; and (b) the financial covenants and other restrictions contained in the New Senior Credit Facility, the Indenture and the Additional Debt Securities Indenture, and other agreements relating to the Company's indebtedness will require the Company to meet certain financial tests and will restrict its and its subsidiaries' ability to borrow additional funds and to dispose of assets. The Company does not plan to establish any debt service reserves for the payment of principal or interest on any of its indebtedness. Substantially all of the Company's assets, other than the Grand Summit Hotel properties, are pledged to secure borrowings under the Existing Senior Credit Facility and, if the Company effectuates the New Senior Credit Facility, will be pledged to secure borrowings thereunder. The Company has granted a mortgage to the construction lender on each Grand Summit Hotel property to secure the construction financing of such properties. See "Description of Certain Indebtedness."

    Although management believes that capital expenditures above maintenance levels can be deferred to address cash flow or other constraints, such activities may not be deferred for extended periods without adverse effects on skier visits, revenues and profitability.

    The Company's continued growth depends, in part, on its ability to maintain and expand its facilities and to engage in successful real estate development and, therefore, to the extent it is unable to do so with internally generated cash from operations, its inability to finance capital expenditures or real estate development through borrowed funds or additional equity investments could have a material adverse effect on the Company.

    The Company's ability to make scheduled payments or to refinance its debt obligations will depend upon its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. In addition, because significant amounts of the Company's borrowings will bear interest at variable rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations. If the Company is unable to service its indebtedness, it may take actions such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these actions could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON HIGHLY LEVERAGED AND RESTRICTED SUBSIDIARIES; EFFECT OF ASSET
  ENCUMBRANCES

    The Company is a holding company and its ability to pay principal and interest on the Exchange Notes and its other debt is dependent upon the receipt of dividends and other distributions, or the payment of principal and interest on inter-company borrowings from its subsidiaries. The Company does not have, and may not in the future have, any assets other than the common stock of ASC East, ASC West, Inc. and its other direct and indirect subsidiaries. Grand Summit Resort Properties, Inc., an Unrestricted Subsidiary of the Company, is restricted in its ability to pay dividends and other distributions to the Company and its Restricted Subsidiaries under the terms of the construction financing facility for its Grand Summit Hotel projects. Furthermore, the Exchange Notes will be effectively subordinated to all liabilities (including trade payables and lease obligations) of the Company's Unrestricted Subsidiaries (which will not be Guarantors), with total liabilities equal to $63.0 million (assuming consummation of the Transactions) as of January 25, 1998 after giving pro forma effect thereto. The Company's other Unrestricted Subsidiaries may become restricted in their ability to pay dividends and other distributions to the Company in the future. Futhermore, the breach of any of the conditions or provisions under the documents governing the indebtedness of the Company's subsidiaries could result in a default thereunder and, in the event of any such default, the holders of such indebtedness could elect to accelerate the maturity thereof. If the maturity of any such indebtedness were to be accelerated, such indebtedness would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to the Company. There can be no assurance that the assets of the Company and its subsidiaries would be sufficient to repay all of its outstanding debt. In addition, state law further restricts the payment of dividends or other distributions to the Company by its subsidiaries.

    The Indenture will limit, but not prohibit, the ability of the Company and its Restricted Subsidiaries to incur additional secured indebtedness. In the event of a default under the New Senior Credit Facility (or any other secured indebtedness), the lenders thereunder would be entitled to a claim on the assets securing such indebtedness which is prior to any claim of the holders of the Exchange Notes. Accordingly, there may be insufficient assets remaining after payment of prior secured claims (including claims of lenders under the New Credit Facility) to pay amounts due on the Exchange Notes. See "--Substantial Leverage and Financial Risks" and "--Subordination of the Exchange Notes."

CAPITAL REQUIREMENTS

    The development of ski resorts is capital intensive. The Company spent approximately $12.6 million, $28.4 million and $52.3 million in fiscal 1995, 1996 and 1997, respectively, and $98.9 million for the six months ended January 25, 1998, on Resort capital expenditures and real estate development. In fiscal 1998 and fiscal 1999, the Company plans to spend approximately $60.0 million and $65.0 million, respectively to enhance its resort operations and, through Unrestricted Subsidiaries, approximately $100.0 million and $115.0 million, respectively, to develop its real estate holdings. There can be no assurance that the Company will have adequate funds, from internal or external sources, to make all planned or required capital expenditures. A lack of available funds for such capital expenditures could have a material adverse effect on the Company's ability to implement its operating strategy. The Company intends to conduct real estate development through special purpose Unrestricted Subsidiaries, and to finance such activities through Non-Recourse Debt and Permitted Investments. The Company intends to finance resort capital improvements through internally generated funds and borrowings under the New Senior Credit Facility. In addition, The Canyons resort is a largely undeveloped asset that requires substantial development of on-mountain facilities, real estate and related infrastructure. The Company has adopted a five-year business plan for development of The Canyons; however, accomplishing its business plan is contingent upon obtaining necessary permits and approvals, obtaining required financing for planned improvements and generating markets for the resort that will produce significant increases in skier visits. An estimated $60.0 million (approximately $17.3 million of which was spent by January 25, 1998 and $9.5 million of which is scheduled for the resort's summer 1998 capital improvement program) for on-mountain capital improvements and an estimated $150.0 million for real estate development will be required to fulfill the Company's five-year business plan at The Canyons. There can be no assurance that sufficient funds will be available to fund these capital improvements or real estate development. See "--Substantial Leverage and Financial Risks," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Operating Strategy," "--Resort Operations" and "--Real Estate Development."

    The Company also has significant future capital requirements with respect to the retirement of debt and redemption of preferred stock. If the Company consummates all of the Transactions, the Company will be required to retire, redeem or refinance the following items of indebtedness and preferred stock prior to the maturity of the Exchange Notes: (i) up to $50.0 million outstanding under the term portion of the New Senior Credit Facility, which is expected to mature on May 31, 2006, (ii) up to $200.0 million outstanding under the revolving portion of the New Senior Credit Facility, which is expected to mature on May 31, 2004, (iii) approximately $36.6 million of outstanding Convertible Exchangeable Preferred Stock, which, if not converted by the holder(s) thereof into common stock, will be mandatorily redeemable on November 12, 2002 (together with up to potentially $25.7 million in accrued but unpaid dividends thereon),
(iv) up to $58.9 million outstanding under the Construction Loan Facility (as defined), which will mature on December 31, 2000 (but which is non-recourse to the Company and its Restricted Subsidiaries) and (v) up to $145.0 million outstanding under the New Construction Loan Facility (as defined), which is expected to mature in December 2001 (but which is non-recourse to the Company and its Restricted Subsidiaries). See "Description of Certain Indebtedness." There can be no assurance that the Company will be able to retire, redeem or refinance the foregoing items upon their respective maturities. Failure to do so could have a material adverse effect on the Company.

RESTRICTIONS UNDER DEBT AGREEMENTS

    The Indenture and the Additional Debt Securities Indenture will contain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, make certain restricted payments, sell assets, or enter into certain mergers and consolidations. In addition, the New Senior Credit Facility will contain restrictive covenants which, generally, are more restrictive than those contained in the Indenture and the Additional Debt Securities Indenture. The covenants contained in the New Senior Credit Facility will prohibit the Company from prepaying its subordinated indebtedness (including the Exchange Notes and the Additional Debt Securities). The New Senior Credit
Facility also will require the Company to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. The Company's ability to meet those financial ratios and financial tests may be affected by events beyond its control, and there can be no assurance that the Company will meet those ratios and tests. A breach of any of the covenants under the New Senior Credit Facility, the Indenture or the Additional Debt Securities Indenture could result in a default under the New Senior Credit Facility, the Indenture and/or the Additional Debt Securities Indenture. If an event of default occurs under the New Senior Credit Facility, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Company is unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. Substantially all the assets of the Company and certain of its subsidiaries (including, without limitation, the common stock of certain subsidiaries of the Company) will be pledged as security under the New Senior Credit Facility. See "Description of Certain Indebtedness."


RISKS ASSOCIATED WITH RAPID GROWTH

    Since 1994, the Company has experienced rapid and substantial growth. The Company's rapid and substantial growth has placed, and could continue to place, a significant strain on its management, employees and operations. The Company's growth has increased the operating complexity of the Company and the level of responsibility for new and existing management. The Company's ability to compete effectively and to manage its recent and future growth effectively will depend on its ability to implement and improve financial and management information systems on a timely basis and to effect changes in its business, such as implementing internal controls to handle the increased size of its operations and hiring, training, developing and managing an increasing number of experienced management-level and other employees. Unexpected difficulties during expansion, the failure to attract and retain qualified employees, or the Company's inability to respond effectively to recent growth or plan for future expansion, could have a material adverse effect on the Company.

GROWTH THROUGH ACQUISITIONS; INTEGRATION OF RESORTS; ABILITY TO FINANCE
  ACQUISITIONS

    The Company continually evaluates potential acquisition opportunities. The Company will need to finance any future acquisitions through a combination of internally generated funds, additional bank borrowings from existing and new credit facilities and public offerings or private placements of equity (which may cause dilution to existing holders of capital stock of the Company) and/or debt securities, the combination of which will depend on several factors, including the size of the acquired resort and the Company's capital structure at the time of an acquisition. There can be no assurance, however, that attractive acquisition candidates will be identified, that the Company will be able to make acquisitions on terms favorable to it, that necessary financing will be available on suitable terms, if at all, or that such acquisitions will be permitted under applicable antitrust laws. The Company's ability to make such acquisitions is limited under applicable antitrust laws, and it is effectively prohibited from acquiring additional resorts in New England. See "--Substantial Leverage and Financial Risks."

    The Company faces risks in connection with the integration of acquired resorts. Significant management resources and time will be required to integrate any acquired resorts and unanticipated problems or liabilities with respect to such new resorts may further divert management's attention from the Company as a whole, which could have a material adverse effect on the Company's operations and financial performance. There can be no assurance that the Company will be able to realize any additional skier visits, revenues or cost savings in connection with integrating acquired resorts. See "Business--Operating Strategy."

REAL ESTATE DEVELOPMENT

    The Company intends to continue to construct, operate and sell interval ownership and condominium units and other real estate at its ski resorts through special purpose Unrestricted Subsidiaries (which will not be subject to many of the restrictive covenants contained in the Indenture) by means of Non-Recourse Debt financing. The capitalization of these Unrestricted Subsidiaries may be accomplished through equity contributions from the Company and/or one or more of its Restricted Subsidiaries, as permitted under the Indenture and the terms of the New Senior Credit Facility. The Indenture also permits, within the limitations described therein, the Company and its Restricted Subsidiaries to make guarantees of the obligations of its Unrestricted Subsidiaries. In addition, the Indenture will permit the Company and its Restricted Subsidiaries to convey real estate not used or useful in ski operations, to Unrestricted Subsidiaries. Real estate development and the Company's ability to generate revenues therefrom may be adversely affected by numerous factors, many of which are beyond the control of the Company, including the ability of the Company to successfully market its resorts, the national and regional economic climate, local real estate conditions (such as an oversupply of space or a reduction in demand for real estate), costs to satisfy environmental compliance and remediation requirements associated with new development/renovation and ongoing operations, the attractiveness of the properties to prospective purchasers and tenants, competition from other available property or space, the ability of the Company to obtain adequate insurance, the ability of the Company to obtain all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations and changes in real estate, zoning, land use, environmental or tax laws. In addition, real estate development will be dependent upon, among other things, receipt of adequate financing on suitable terms, obtaining and maintaining the requisite permits and licenses and, in certain circumstances, acquiring additional real estate. There can be no assurance as to whether, when or on what terms such financing, permits, licenses and real estate may be obtained. The Company's real estate subsidiaries do not have the financing available to complete all of their planned real estate development as set forth in "Business--Real Estate Development." In addition, such efforts entail risks associated with development and construction activities, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, and natural disasters, any of which could delay construction and result in a substantial increase in cost to the Company. There can also be no assurance that the Company will achieve any additional revenues from such projects. See "--Substantial Leverage and Financial Risks," "Business-- Real Estate Development" and "--Government Regulation."

    Because a material portion of the Company's real estate development business is conducted within the interval ownership industry, any adverse changes affecting the interval ownership industry such as an oversupply of interval ownership units, a reduction in demand for interval ownership units, changes in travel and vacation patterns, changes in governmental regulations relating to the interval ownership industry and increases in construction costs or taxes could have a material adverse effect on the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company's marketing and sales of Grand Summit Hotel quartershares and other operations are subject to extensive regulation by the federal government and the states in which the resorts are located and in which Grand Summit Hotel intervals are marketed and sold. No assurance can be given that the cost of qualifying under interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant. The Company believes that it is in compliance with all material federal, state and local laws and regulations. The failure to comply with such laws or regulations could have a material adverse effect on the Company.

GROWTH THROUGH RESORT EXPANSION

    A key element of the Company's strategy is to attract additional skiers through investment in on-mountain capital improvements. Such investments are capital intensive and, to the extent that the Company is unable to finance such capital expenditures from internally generated cash or otherwise, the Company's results of operations would be adversely affected. In addition, there can be no assurance that the Company's investment in on-mountain capital improvements will attract additional skiers and/or generate additional revenues. See "--Substantial Leverage and Financial Risks," "--Capital Requirements" and "Business--Operating Strategy."

SEASONALITY; FLUCTUATIONS IN OPERATING RESULTS; DEPENDENCE ON WEATHER CONDITIONS

    Ski and resort operations are highly seasonal. Over the last five fiscal years, the Company realized an average of approximately 86% of its Resort Revenues and over 100% of Resort EBITDA and net income during the period from November through April and a significant portion of resort revenues (and approximately 23% of annual skier visits) was generated during the Christmas and Presidents' Day vacation weeks. In addition, the Company's resorts typically experience operating losses and negative cash flows for the period from May to October. During the six-month period from May to October 1997, for example, the Company had operating losses aggregating $36.5 million and negative cash flow from operations aggregating $73.4 million. Such negative cash flow from operations includes $34.8 million expended in the development of real estate for resale. There can be no assurance that the Company will be able to finance its capital requirements from external sources during this period. See "--Substantial Leverage and Financial Risks," "--Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The high degree of seasonality of revenues increases the impact of adverse events on operating results including, without limitation, adverse weather conditions, access route closures, equipment failures, and other developments of even moderate or limited duration occurring during its peak revenue periods. Adverse weather conditions may lead to increased power and other operating costs associated with snowmaking and could render snowmaking wholly or partially ineffective in maintaining quality skiing conditions. It has been the Company's experience that unfavorable weather conditions in more highly populated areas, regardless of actual skiing conditions, can result in decreased skier visits. Prolonged adverse weather conditions, or the occurrence of such conditions during key periods of the ski season, can adversely affect operating results.

COMPETITION

    The skiing industry is highly competitive and capital intensive. The Company's competitors include other major ski resorts throughout the United States, Canada and Europe. The Company's competitors also include other worldwide recreation resorts, including warm weather resorts and various alternative leisure activities. The competitive position of the Company's resorts is dependent upon numerous factors, such as proximity to population centers, availability and cost of transportation to and within a resort, natural snowfall, snowmaking quality and coverage, resort size, attractiveness of terrain, lift ticket prices, prevailing weather conditions, appeal of related services, quality and availability of lodging facilities, duration of the ski season and resort reputation. In addition, some of the Company's competitors have greater financial resources than the Company which could adversely affect the Company's competitive position and relative ability to withstand adverse developments. There can be no assurance that its competitors will not be successful in capturing a portion of the Company's present or potential customer base. See "Business--Competition."

REGIONAL AND NATIONAL ECONOMIC CONDITIONS

    The skiing and real estate development industries are cyclical in nature and are particularly vulnerable to shifts in regional and national economic conditions. Skiing and vacation unit ownership are discretionary recreational activities entailing relatively high costs of participation, and any decline in the regional economies where the Company is operating, or deterioration in national economic conditions, could adversely impact skier visits, real estate sales and revenues. Accordingly, the Company's financial condition, particularly in light of its highly leveraged condition, could be adversely affected by a worsening in the regional or national economy. See "--Substantial Leverage and Financial Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ENVIRONMENTAL AND LAND USE MATTERS

    The Company is subject to a wide variety of federal, state and local laws and regulations relating to land use and development and to environmental compliance and permitting obligations (including those related to the use, storage, discharge, emission and disposal of hazardous materials and hazardous and nonhazardous wastes). Failure to comply with such laws could result in the need for capital expenditures and/or the imposition of severe penalties or restrictions on operations that could adversely affect present and future resort operations and real estate development. In addition, such laws and regulations could change in a manner that materially and adversely affects the Company's ability to conduct its business or to implement desired expansions and improvements to its facilities. See "Business--Government Regulation."

LEASED PROPERTY AND FOREST SERVICE PERMITS

    Significant portions of the land underlying certain of the Company's ski resorts are leased or subleased by the Company or used pursuant to renewable permits or licenses. If any such lease, sublease, permit or license were to be terminated or not renewed upon expiration, or renewed on terms materially less favorable to the Company, the Company's ability to possess and use the land subject thereto and any improvements thereon would be materially adversely affected. A substantial portion of the land constituting skiable terrain at Attitash Bear Peak, Sugarbush, Mount Snow/Haystack, Steamboat and Heavenly is located on federal land that is used under the terms of the permits with the United States Forest Service (the "Forest Service"). Generally, under the terms of such permits, the Forest Service has the right to review and comment on the location, design and construction of improvements in the permit area and on many operational matters. The permits can also be terminated or modified by the Forest Service to serve the public interest. A termination or modification of any of the Company's permits could have a material adverse effect on the results of operations of the Company. The Company believes termination or modification of the Forest Service permits is not likely. See "Business--Leased Properties."

ADEQUACY OF WATER SUPPLY

    The Company's current operations and anticipated growth are heavily dependent upon its ability, under applicable federal, state and local laws, regulations, permits, and/or licenses or contractual arrangements, to have access to adequate supplies of water with which to make snow and otherwise to conduct its operations. There can be no assurance that applicable laws and regulations will not change in a manner that could have an adverse effect, or that important permits, licenses or agreements will be renewed, not cancelled, or, if renewed, renewed on terms no less favorable to the Company. The failure of the Company to have access to adequate water supplies to support its current operations and anticipated expansion would have a material adverse effect on the Company. See "Business--Government Regulation."

CONTROL OF THE COMPANY BY PRINCIPAL SHAREHOLDER

    Leslie B. Otten, the Company's principal shareholder, owns 100% of one of the two classes of common stock of the Company and, therefore, has the power to elect two-thirds of the Board of Directors of the Company, which allows for the maintenance of control of the Company by Mr. Otten with respect to all matters requiring approval of the Board of Directors. In addition, Mr. Otten owns shares of the two classes of common stock representing a majority of all outstanding shares of the two classes of common stock and, accordingly, is expected to be able to determine the outcome of many matters submitted to a vote of the shareholders of the Company.

YEAR 2000 COMPLIANCE

    Year 2000 compliance is the ability of computer hardware and software to respond to the problems posed by the fact that computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer systems will not be able to differentiate between the year 2000 and 1900. Failure to address this problem could result in system failures and the generation of erroneous data. In 1997, the Company assessed its own year 2000 compliance and, based on such assessment, expects to upgrade its critical computer systems to make them year 2000 compliant by the end of fiscal 1999 without material expenditures. However, the Company may be adversely affected to the extent that other entities that do business with the Company, particularly credit card processors, are unable to achieve year 2000 compliance by the end of 1999.

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant extent upon the performance and continued service of Mr. Otten, as well as several other key management and operational personnel. The loss of the services of Mr. Otten or of such other personnel could have a material adverse effect on the business and operations of the Company. Other than Warren C. Cook and Christopher E. Howard, Mr. Otten and the other key members of management are not subject to employment agreements with the Company or any of its subsidiaries. The Company maintains key person life insurance on Mr. Otten in the amount of $14.0 million, the proceeds of which will be assigned to the lenders under the New Senior Credit Facility. See "Management."

CHANGE OF CONTROL

    Upon a Change of Control, the Company will be required to offer to repurchase all of the outstanding Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other debt agreements to repurchase the Exchange Notes upon the occurrence of a Change of Control. In addition, a Change of Control may cause a default under the New Senior Credit Facility and other Senior Debt of the Company, in which case the subordination provisions of the Indenture would require payment in full in cash of all such Senior Debt of the Company before repurchase of the Exchange Notes could be effected. The inability to repay Senior Debt of the Company, if accelerated, and to repurchase all of the Exchange Notes tendered upon a Change of Control would constitute an event of default under the Indenture.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the issuance of the Exchange Notes.

                         CAPITALIZATION OF THE COMPANY

    The following table sets forth the capitalization of the Company at January 25, 1998 on an actual basis and as adjusted to give effect to the Transactions (as if they had occurred on January 25, 1998). This table should be read in conjunction with the Consolidated Financial Statements and the Unaudited Pro Forma Combined Financial Data and the notes thereto included elsewhere in this Offering Memorandum.

                                                                                                 JANUARY 25, 1998
                                                                                                    (UNAUDITED)
                                                                                              -----------------------
                                                                                                ACTUAL    AS ADJUSTED
                                                                                              ----------  -----------
                                                                                                  (IN THOUSANDS)
Cash and Cash Equivalents (1)...............................................................  $   36,393   $  36,393
                                                                                              ----------  -----------
                                                                                              ----------  -----------
Debt:
  Existing Senior Credit Facility -- Revolver (2)...........................................  $   63,792      --
  Existing Senior Credit Facility -- Term Loan (2)..........................................     105,000      --
  New Senior Credit Facility -- Revolver (3)................................................      --          26,010
  New Senior Credit Facility -- Term Loan (3)...............................................      --          50,000
  ASC East Notes (4)........................................................................     116,917      --
  Additional Debt Securities................................................................      --         100,000
  Exchange Notes (4)........................................................................      --         116,917
  Real Estate and other Unrestricted Subsidiary debt (5)....................................      55,309      55,309
  Other debt................................................................................      27,128      27,128
                                                                                              ----------  -----------
      Total debt............................................................................     368,146     375,364

Convertible Exchangeable Preferred Stock (6)................................................      37,359      37,359

Shareholders' equity:
  Common Stock, $.01 par value per share; 100,000,000 shares authorized, 15,505,022 shares
    issued and outstanding (7)..............................................................         154         154
  Class A Common Stock, $.01 par value per share issued; 15,000,000 shares authorized,
    14,760,530 shares outstanding...........................................................         148         148
  Additional paid in capital................................................................     266,234     266,234
  Accumulated deficit.......................................................................      (9,847)    (10,819)
                                                                                              ----------  -----------
      Total shareholders' equity............................................................     256,689     255,717
                                                                                              ----------  -----------
      Total capitalization..................................................................  $  662,194   $ 668,440
                                                                                              ----------  -----------
                                                                                              ----------  -----------

------------------------

(1)  Excludes $3.8 million of restricted cash.

(2) Total commitments under the Existing Senior Credit Facility are $215.0 million. See "Description of Certain Indebtedness--Existing Senior Credit Facility."

(3) Total commitments under the New Senior Credit Facility are expected to be $250.0 million. Initial drawings of $26.0 million will be made under the $200.0 million revolving credit facility forming a part of the New Senior Credit Facility. See "Description of Certain Indebtedness--New Senior Credit Facility."

(4)  Net of unamortized discount of $3,083.

(5)  Represents Non-Recourse Debt of Unrestricted Subsidiaries.

(6) The Convertible Exchangeable Preferred Stock will be subject to mandatory redemption in November 2002 if not previously converted into Common Stock. See "Description of Certain Indebtedness--Convertible Exchangeable Preferred Stock."

(7) Does not include (i) 2,187,065 shares issuable upon conversion of the Convertible Exchangeable Preferred Stock (as of January 25, 1998) and (ii) 2,707,577 shares issuable upon the exercise of outstanding stock options.

                           CAPITALIZATION OF ASC EAST

    The following table sets forth the capitalization of ASC East at January 25, 1998 on an actual basis. This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Offering Memorandum.

                                                                                                      JANUARY 25,
                                                                                                         1998
                                                                                                      (UNAUDITED)
                                                                                                    ---------------
                                                                                                        ACTUAL
                                                                                                    ---------------
                                                                                                    (IN THOUSANDS)
Cash and Cash Equivalents (1).....................................................................    $     8,222
                                                                                                    ---------------
                                                                                                    ---------------
Debt:
  Existing Senior Credit Facility -- Revolver (2).................................................    $    19,358
  Existing Senior Credit Facility -- Term Loan (2)................................................         35,000
  ASC East Notes(3)...............................................................................        116,917
  Real Estate and other Unrestricted Subsidiary debt (4)..........................................         51,789
  Other debt, excluding Real Estate Development...................................................         27,128
                                                                                                    ---------------
      Total debt..................................................................................        250,192

Shareholders' equity:
  Common Stock, $.01 par value per share;
    10,000,000 shares authorized, 978,300 shares issued and outstanding...........................             10
  Additional paid in capital......................................................................         48,896
  Retained earnings...............................................................................          1,709
                                                                                                    ---------------
      Total shareholders' equity..................................................................         50,615
                                                                                                    ---------------
      Total capitalization........................................................................    $   300,807
                                                                                                    ---------------
                                                                                                    ---------------

------------------------

(1)  Excludes $3.5 million of restricted cash.

(2) Total commitments under the revolver portion of the Existing Senior Credit Facility are $75.0 million. See "Description of Certain
    Indebtedness--Existing Senior Credit Facility."

(3)  Net of unamortized discount of $3,083.

(4)  Represents Non-Recourse Debt of Unrestricted Subsidiaries.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 PRO FORMA FINANCIAL INFORMATION OF THE COMPANY

GENERAL

    Since 1994, the Company's growth has been substantially as a result of acquisitions. The Company acquired Attitash Bear Peak in 1994, Sugarbush in 1995, the S-K-I Ltd. resorts (Killington, Sugarloaf and Mount Snow/Haystack) in 1996 and The Canyons (formerly Wolf Mountain), Steamboat and Heavenly in 1997. The operations of S-K-I Ltd. are only included in the Company's historical financial statements for one month of fiscal 1996; accordingly, the Company believes that a comparison of the pro forma results of operations for fiscal 1996 and fiscal 1997 is more meaningful to investors than a comparison of the actual results of operations for the same period. See "Pro Forma Financial Data" included elsewhere herein.

                                                                       PRO FORMA                  PRO FORMA
                                                               FOR THE SIX MONTHS ENDED   FOR THE SIX MONTHS ENDED
                                                                   JANUARY 26, 1997           JANUARY 25, 1998
                                                               -------------------------  -------------------------
                                                                               % OF                       % OF
                                                                   $         REVENUE          $         REVENUE
                                                               ---------  --------------  ---------  --------------
                                                                                  (IN THOUSANDS)
Net revenues:
  Resort.....................................................  $ 108,457        97.0 %    $ 124,623        93.5 %
  Real estate................................................      3,309         3.0          8,700         6.5
                                                               ---------      ------      ---------      ------
      Total revenues.........................................    111,766       100.0        133,323       100.0

Operating expenses:
  Cost of resort operations..................................     81,953        73.3         89,445        67.1
  Cost of real estate sold...................................      1,967         1.8          6,148         4.6
  Marketing, general and administrative......................     19,267        17.2         24,260        18.2
  Stock compensation charge..................................     --             0.0         14,254        10.7
  Depreciation and amortization..............................     17,655        15.8         19,268        14.5
                                                               ---------      ------      ---------      ------
      Total operating expenses...............................    120,842       108.1        153,375       115.1
Loss from operations.........................................     (9,076)       (8.1)       (20,052)      (15.0)
Interest expense.............................................     15,288        13.7         15,363        11.5
                                                               ---------      ------      ---------      ------
Loss before provision for income taxes.......................    (24,364)      (21.8)       (35,415)      (26.5)
Benefit for income tax expense...............................    (10,794)       (9.7)       (14,248)      (10.7)
Loss from continuing operations..............................    (13,570)      (12.1)       (21,167)      (15.8)
Extraordinary loss, net of income tax benefit of $3,248......     --             0.0          5,081         3.8
                                                               ---------      ------      ---------      ------
Net loss.....................................................    (13,570)      (12.1)       (26,248)      (19.6)
Accretion of discount and dividends accrued on mandatorily
  redeemable preferred stock.................................     --             0.0          3,171         2.4
                                                               ---------      ------      ---------      ------
Net loss available to common shareholders....................  $ (13,570)       12.1 %    $ (29,419)      (22.0)%
                                                               ---------      ------      ---------      ------
                                                               ---------      ------      ---------      ------
Resort EBITDA (as a percentage of Resort revenues)...........  $   7,237         6.7 %    $  10,918         8.8 %
                                                               ---------      ------      ---------      ------
                                                               ---------      ------      ---------      ------

PRO FORMA SIX MONTHS ENDED JANUARY 25, 1998 VS. PRO FORMA SIX MONTHS ENDED
  JANUARY 26, 1997

    Pro forma resort revenues for the six months ended January 25, 1998 were $124.6 million, an increase of $16.1 million, or 14.9%, as compared to pro forma resort revenues of $108.5 million for the six months ended January 26, 1997. This increase was due primarily to the purchase of several retail operations and one food and beverage operation. There also was overall revenue growth driven primarily by increases in skier visits and increased yields per skier.

    Pro forma real estate revenues for the six months ended January 25, 1998 were $8.7 million, an increase of $5.4 million, or 162.9%, as compared to pro forma real estate revenues of $3.3 million for the six months ended January 26, 1997. This increase was attributable to closed sales at two of the Company's new quartershare condominium Grand Summit Hotels at Sunday River and Attitash.

    Pro forma cost of resort operations for the six months ended January 25, 1998 was $89.5 million, an increase of $7.5 million, or 9.1%, as compared to pro forma cost of resort operations of $82.0 million for the six months ended January 26, 1997. This increase was primarily due to increased sales and the purchase of several retail operations and one food and beverage operation.

    Pro forma cost of real estate sold for the six months ended January 25, 1998 was $6.2 million, an increase of $4.2 million, or 212.6%, as compared to pro forma cost of real estate sold of $2.0 million for the six months ended January 26, 1997. This increase was attributable to closed sales at two of the Company's new quartershare condominium Grand Summit Hotels at Sunday River and Attitash.

    Pro forma marketing, general and administrative expenses for the six months ended January 25, 1998 were $24.3 million, an increase of $5.0 million, or 25.9%, as compared to pro forma marketing, general and administrative expenses of $19.3 million for the six months ended January 26, 1997. This increase was attributable to costs associated with the establishment of the ASC corporate offices, the new Edge card program, direct to lift programs, and other marketing and real estate initiatives at all of the resorts.

    Pro forma stock compensation charge for the six months ended January 25, 1998 totalled $14.3 million. There was no similar charge in the pro forma statement of operations for the six months ended January 26, 1997. The $14.3 million represents a one-time compensation charge recognized in the first quarter of fiscal 1998 under the Company's Stock Option Plan.

    Pro forma depreciation and amortization for the six months ended January 25, 1998 was $19.3 million, an increase of $1.6 million, or 9.0%, as compared to pro forma depreciation and amortization of $17.7 million for the six months ended January 26, 1997. This increase primarily was due to an increase in basis of depreciable assets at Heavenly and Steamboat as a result of purchase accounting for the acquisition of those resorts and the fixed asset additions at other ASC resorts.

    The following table sets forth the pro forma results of operations of the Company as if the acquisitions of S-K-I Ltd., Steamboat and Heavenly and all related transactions had taken place at the beginning of fiscal 1996.

                                                                            PRO FORMA                PRO FORMA
                                                                           FISCAL 1996              FISCAL 1997
                                                                     -----------------------  -----------------------
                                                                                    % OF                     % OF
                                                                         $         REVENUE        $         REVENUE
                                                                     ----------  -----------  ----------  -----------
                                                                                      (IN THOUSANDS)
Net revenues:
  Resort...........................................................  $  241,996        95.3%  $  253,397        96.8%
  Real Estate......................................................      11,877         4.7        8,468         3.2
                                                                     ----------       -----   ----------       -----
      Total revenues...............................................     253,873       100.0      261,865       100.0
                                                                     ----------       -----   ----------       -----
Operating Expenses:
    Cost of resort operations......................................     151,595        59.7      157,744        60.2
    Cost of real estate sold.......................................       6,273         2.5        6,813         2.6
    Marketing, general and administrative..........................      37,302        14.7       39,464        15.1
    Depreciation and amortization..................................      34,207        13.5       36,774        13.7
                                                                     ----------       -----   ----------       -----
      Total operating expenses.....................................     229,377        90.4      240,795        91.6
                                                                     ----------       -----   ----------       -----
Income from operations.............................................      24,496         9.6       21,070         8.4
Commitment fee.....................................................       1,447         0.5           --          --
Interest expense...................................................      26,412        10.4       29,170        11.1
Provision (benefit) for income taxes...............................        (501)       (0.2)      (3,336)       (1.3)
                                                                     ----------       -----   ----------       -----
Net loss available to common shareholders..........................  $   (2,862)       (1.1)% $   (6,813)       (2.6 )%
                                                                     ----------       -----   ----------       -----
                                                                     ----------       -----   ----------       -----

Resort EBITDA (as a percentage of Resort revenues).................  $   53,099        21.9%  $   56,189        22.2%
                                                                     ----------       -----   ----------       -----
                                                                     ----------       -----   ----------       -----

PRO FORMA FISCAL YEAR ENDED JULY 27, 1997 VS. PRO FORMA FISCAL YEAR ENDED JULY
  28, 1996

    Pro forma total revenues in fiscal 1997 were $261.9 million, an increase of $8.0 million, or 3.2%, as compared to pro forma total revenues of $253.9 million in fiscal 1996. Pro forma resort revenues in fiscal 1997 were $253.4 million, an increase of $11.4 million, or 4.7%, as compared to pro forma resort revenues of $242.0 million in fiscal 1996. The increase in pro forma resort revenues was due primarily to a 1.5% increase in aggregate skier visits (to approximately 4.8 million from approximately 4.7 million) and a 3.2% increase in average resort revenues per skier visit.

    The pro forma resort revenues in fiscal 1997 of the Company's northeastern resorts were $166.9 million, an increase of $5.2 million, or 3.2%, as compared to pro forma resort revenues of $161.7 million in fiscal 1996. This increase was due primarily to a 0.3% increase in skier visits and a 3.0% increase in resort revenues per skier visit. The increase in resort revenues per skier visit was attributable to increased ticket prices and yield management and increases in non-ticket revenues per skier visit, offset, in part, by increased promotional activity. Notwithstanding an industry-wide 10.6% decrease in skier visits in the Northeast, skier visits at the Company's northeastern resorts declined by only 1.4% on a same-resort basis and were further helped by the November 1996 acquisition of Pico Mountain.

    The pro forma resort revenues in fiscal 1997 of the Steamboat and Heavenly resorts were $86.5 million, an increase of $6.2 million, or 7.7%, as compared to pro forma resort revenues of $80.3 million in fiscal 1996. This increase was due primarily to an 8.8% increase in skier visits at the Steamboat resort, offset, in part, by a 3.1% decrease in skier visits at the Heavenly resort. Skier visits at Heavenly were adversely impacted by the closure of U.S. Route 50, a major access road to the resort, during the 1996-97 ski season for 45 days in December and January. Changes in revenues per skier visit were immaterial during these periods at Steamboat and Heavenly.

    Pro forma real estate revenues in fiscal 1997 were $8.5 million, a decrease of $3.4 million, or 28.6%, as compared to pro forma real estate revenues of $11.9 million in fiscal 1996. This decrease was due primarily to the sell-out of all available quartershare units at the Company's Sunday River Grand Summit Hotel in the fourth quarter of fiscal 1996, with no additional quartershare units at the Company's Grand Summit Hotel being available for sale until the Company's Grand Summit Hotel at Attitash Bear Peak was completed in the third quarter of fiscal 1997. During the last four months of fiscal 1997, the Company closed $5.0 million in quartershare unit sales of the Company's Grand Summit Hotel at Attitash Bear Peak, and Steamboat and Heavenly had $1.9 million of real estate revenues from the sale of miscellaneous undeveloped parcels of land.

    Pro forma cost of resort operations in fiscal 1997 was $157.7 million, an increase of $6.1 million, or 4.0%, as compared to pro forma cost of resort operations of $151.6 million in fiscal 1996. The increase of 0.5% as a percentage of revenue was primarily from increased snowmaking activity necessitated by the adverse weather conditions in the Northeast during the 1996-97 ski season.

    Pro forma cost of real estate sold in fiscal 1997 was $6.8 million, an increase of $.5 million, or 7.9%, as compared to pro forma cost of real estate sold of $6.3 million in fiscal 1996. This increase was due primarily to approximately $1.0 million of development costs expensed in fiscal 1997 relating to projects that were under development and, consequently, did not generate revenues.

    Pro forma marketing, general and administrative expense in fiscal 1997 was $39.5 million, an increase of $2.2 million, or 5.9%, as compared to pro forma marketing, general and administrative expense of $37.3 million in fiscal 1996. As a percentage of resort revenues, marketing, general and administrative expense increased from 14.7% in fiscal 1996 to 15.1% in fiscal 1997. This increase was due primarily to increased marketing activities at the Company's resorts in the Northeast following the S-K-I Ltd. acquisition.

    In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees fully vested options to purchase 622,038 shares of Common Stock at an exercise price of $2.00 per share. The Company also agreed to pay certain tax liabilities which the recipients of the options expect to incur upon exercise of the options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company recognized a one-time compensation charge of approximately $14.3 million in the first quarter of fiscal 1998. Such charge has not been reflected in pro forma marketing, general and administrative expense in fiscal 1997 or fiscal 1996. See "Pro Forma Financial Data."

    Pro forma depreciation and amortization in fiscal 1997 was $36.8 million, an increase of $2.6 million, or 5.3%, as compared to pro forma depreciation and amortization of $34.2 million in fiscal 1996. This increase was due to the extensive capital programs during the summer of 1996 and the depreciation associated with these capital improvements.

    Pro forma interest expense in fiscal 1997 was $29.2 million, an increase of $2.8 million, or 10.6%, as compared to pro forma interest expense of $26.4 million in fiscal 1996. This increase was due primarily to expenditures related to capital improvements.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                 OF ASC EAST

    The following selected historical financial data of the Company (except other data) (i) as of and for the fiscal years ended July 30, 1995, July 28, 1996 and July 27, 1997 have been derived from the financial statements of the Company audited by Price Waterhouse LLP, independent accountants and (ii) as of and for each of the fiscal years ended July 25, 1993 and July 31, 1994 have been derived from the financial statements of the Company audited by Berry, Dunn, McNeil & Parker, independent accountants. The interim financial data as of January 26, 1997 and January 25, 1998, and August 31, 1996, and 1997 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the interim periods.

    The following selected historical financial data of Steamboat and Heavenly as of and for the fiscal years ended May 31, 1995, 1996 and 1997 have been devised from the financial statements of Kamori International Corporation audited by Arthur Andersen LLP, independent accountants.

                                  THE COMPANY

                                                                                                                 HISTORICAL SIX
                                                                                                                  MONTHS ENDED
                                                                HISTORICAL YEAR ENDED (1)                         (UNAUDITED)
                                               -----------------------------------------------------------  ------------------------
                                                JULY 25,     JULY 31,     JULY 30,    JULY 28,   JULY 27,   JANUARY 26,  JANUARY 25,
                                                  1993         1994         1995        1996       1997        1997         1998
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND PER SKIER VISIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
Resort.......................................   $  23,645    $  26,544    $  46,794   $  63,489  $ 166,923   $  71,146    $ 121,236
Real estate..................................       6,103        6,682        7,953       9,933      8,468       3,309        8,700
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
      Total net revenues.....................      29,748       33,226       54,747      73,422    175,391      74,455      129,936
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------

Operating expenses:
Cost of resort operations....................      14,705       15,787       29,725      41,799    109,774      54,029       82,052
Cost of real estate sold.....................       3,245        3,179        3,994       5,844      6,813       1,967        6,148
Marketing, general and administrative........       4,718        5,940        9,394      11,289     26,126      12,501       20,466
Stock compensation charge(2)                       --           --           --          --         --          --           14,254
Depreciation and amortization................       1,984        2,421        3,910       6,783     18,293       8,871       16,515
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
      Total operating expenses...............      24,652       27,327       47,023      65,715    161,006      77,368      139,435
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income (loss) from operations................       5,096        5,899        7,724       7,707     14,385      (2,913)      (9,499)
Other expenses:
Commitment fee...............................      --           --           --           1,447     --          --
Interest expense.............................         849        1,026        2,205       4,699     23,730      13,071       14,033
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income (loss) before provision (benefit) for
  income taxes, minority interest in loss of
  subsidiary and extraordinary gain from
  insurance claim............................       4,247        4,873        5,519       1,561     (9,345)    (15,984)     (23,532)
Provision (benefit) for income taxes.........      --           --              400       3,906     (3,613)     (6,074)      (9,176)
Minority interest in loss of subsidiary            --           --           --             108        250      --             (456)
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income (loss) before extraordinary gain from
  insurance claim............................       4,247        4,873        5,119      (2,237)    (5,482)     (9,910)     (13,900)
Extraordinary gain from insurance claim......       1,592       --           --          --         --          --           --
Extraordinary loss, net of income tax benefit
  of $3,248..................................      --           --           --          --         --          --            5,081
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
Net income (loss)............................   $   5,839    $   4,873    $   5,119   $  (2,237) $  (5,482)  $  (9,910)   $ (18,981)
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
Accretion of discount and issuance costs and
  dividends accrued on mandatorily redeemable
  preferred stock............................   $  --        $  --        $  --       $  --      $     444   $  --        $   3,171
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
Net income (loss) available to common
  shareholders...............................   $   5,839    $   4,873    $   5,119   $  (2,237) $  (5,926)  $  (9,910)   $ (22,152)
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------
                                               -----------  -----------  -----------  ---------  ---------  -----------  -----------

                                                                                                                HISTORICAL SIX
                                                                                                               MONTHS ENDED (1)
                                                                HISTORICAL YEAR ENDED (1)                        (UNAUDITED)
                                                ---------------------------------------------------------  ------------------------
                                                 JULY 25,     JULY 31,    JULY 30,   JULY 28,   JULY 27,   JANUARY 26,  JANUARY 25,
                                                   1993         1994        1995       1996       1997        1997         1998
                                                -----------  -----------  ---------  ---------  ---------  -----------  -----------
                                                                  (IN THOUSANDS, EXCEPT PER SKIER VISIT AMOUNTS)

OTHER DATA:
Resort:
Skier visits (000s)(3)........................         525          528       1,060      1,290      3,025       1,207        2,142
Season pass holders (000s)....................         3.2          3.7        11.2       13.2       30.9        33.3         42.4
Resort revenues per skier visit...............   $   45.04    $   50.26   $   44.14  $   49.20  $   55.18   $   49.23    $   50.15
Resort EBITDA(4)..............................   $   4,222    $   4,817   $   7,675  $  10,401  $  31,023   $   4,616    $  18,718
Resort capital expenditures(5)................

BALANCE SHEET DATA:
Total assets..................................   $  40,550    $  51,784   $  72,434  $ 298,732  $ 337,340   $ 337,340    $ 789,790
Debt, excluding non-recourse real estate
  debt........................................      14,453       22,878      35,056    210,720    236,330     192,942      313,487
Non-recourse real estate debt.................      --           --          --         --         --          --           54,659
Mandatory redeemable preferred stock..........      --           --          --         --         16,821      --           37,359
Common shareholders' equity...................   $  23,167    $  26,212   $  30,502  $  21,903  $  15,101   $  15,101    $ 256,689

                             STEAMBOAT AND HEAVENLY

                                                                                                        THREE MONTHS ENDED
                                                                                                            AUGUST 31,
                                                            FISCAL YEAR ENDED MAY 31,                      (UNAUDITED)
                                              -----------------------------------------------------  ------------------------
                                                1993       1994       1995       1996       1997        1996         1997
                                              ---------  ---------  ---------  ---------  ---------  -----------  -----------

                                                                 (IN THOUSANDS, EXCEPT PER SKIER AMOUNTS)
STATEMENT OF OPERATIONS
DATA(6):
Revenues:
Ski operations..............................  $  65,181  $  62,700  $  67,843  $  64,967  $  67,423   $   1,440    $   1,778
Retail, ski rental and other................     18,229     19,334     20,724     19,765     21,643       3,960        3,157
                                              ---------  ---------  ---------  ---------  ---------  -----------  -----------
      Total revenues........................     83,410     82,034     88,567     84,732     89,066       5,400        4,935
Operating expenses:
Ski operations..............................     32,590     33,543     34,682     34,033     36,712       3,959        4,247
Retail, ski rental and other................     12,188     13,017     14,033     13,341     14,427       3,493        2,828
Marketing, general, administrative and
  other(7)..................................     15,703     14,778     17,075     16,585     17,178       3,281        3,091
Writedown of assets(8)......................     --         --         --         --          2,000      --           --
Depreciation and amortization...............     14,481     14,544     14,643     14,477     12,516       3,156        2,491
                                              ---------  ---------  ---------  ---------  ---------  -----------  -----------
      Total operating expenses..............     74,962     75,882     80,433     78,436     82,833      13,889       12,657
                                              ---------  ---------  ---------  ---------  ---------  -----------  -----------
Operating income (loss).....................  $   8,448  $   6,152  $   8,134  $   6,296  $   6,233   $  (8,489)   $  (7,722)
Net loss....................................  $  (3,906) $  (5,254) $  (3,906) $  (4,538) $  (3,406)  $ (10,921)   $ (10,205)
                                              ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                              ---------  ---------  ---------  ---------  ---------  -----------  -----------

OPERATING DATA:
Skier visits (000s)(3)......................      1,867      1,750      1,858      1,732      1,796      --           --
Season pass holders (000s)(9)...............        5.7        6.6        6.9        7.0        7.5      --           --
Total revenues per skier visit(9)...........  $   43.22  $   45.23  $   45.49  $   47.46  $   47.48      --           --
EBITDA(6)(7)(8)(9)..........................  $  25,929  $  23,596  $  26,078  $  24,074  $  24,150   $  (4,833)   $  (4,731)
Capital expenditures........................  $  11,998  $   3,382  $   6,925  $   5,864  $   5,344   $   1,288    $   2,241

BALANCE SHEET DATA:
Total assets................................  $ 188,513  $ 174,325  $ 166,610  $ 159,067  $ 149,444   $ 154,919    $ 147,611
Long-term debt..............................    160,910    153,675    147,185    142,146    135,413     136,769      131,508
Total shareholders' equity (deficit)........     18,603     13,349      9,443      8,405      4,999      (2,516)      (5,209)

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                  OF ASC EAST

    The following selected historical financial data of ASC East (i) as of and for the fiscal years ended July 30, 1995, July 28, 1996 and July 27, 1997 have been derived from the financial statements of ASC East audited by Price Waterhouse LLP, independent accountants and (ii) as of and for each of the fiscal years ended July 25, 1993 and July 31, 1994 have been derived from the financial statements of ASC East audited by Berry, Dunn, McNeil & Parker, independent accountants. The interim financial data as of January 26, 1997 and January 25, 1998 is unaudited; however, in the opinion of ASC East, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the interim periods.

                                                                                                              HISTORICAL
                                                                                                                  SIX
                                                                                                                MONTHS
                                                                                                                 ENDED
                                                                  HISTORICAL YEAR ENDED(1)                    (UNAUDITED)
                                                 -----------------------------------------------------------  -----------
                                                  JULY 25,     JULY 31,     JULY 30,    JULY 28,   JULY 27,   JANUARY 26,
                                                    1993         1994         1995        1996       1997        1997
                                                 -----------  -----------  -----------  ---------  ---------  -----------
                                                              (IN THOUSANDS, EXCEPT PER SKIER VISIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
Resort.........................................   $  23,645    $  26,544    $  46,794   $  63,489  $ 166,818   $  71,146
Real estate....................................       6,103        6,682        7,953       9,933      8,468       3,309
                                                 -----------  -----------  -----------  ---------  ---------  -----------
      Total net revenues.......................      29,748       33,226       54,747      73,422    175,286      74,455
                                                 -----------  -----------  -----------  ---------  ---------  -----------

Operating expenses:
Resort.........................................      14,705       15,787       29,725      41,799    109,739      54,029
Real estate....................................       3,245        3,179        3,994       5,844      6,813       1,967
Marketing, general and administrative..........       4,718        5,940        9,394      11,289     26,126      12,501
Depreciation and amortization..................       1,984        2,421        3,910       6,783     18,293       8,871
                                                 -----------  -----------  -----------  ---------  ---------  -----------
      Total operating expenses.................      24,652       27,327       47,023      65,715    160,971      77,368
                                                 -----------  -----------  -----------  ---------  ---------  -----------
Income (loss) from operations..................       5,096        5,899        7,724       7,707     14,315      (2,913)
Other expenses:
Commitment fee.................................      --           --           --           1,447     --          --
Interest expense...............................         849        1,026        2,205       4,699     23,707      13,071
                                                 -----------  -----------  -----------  ---------  ---------  -----------
Income (loss) before provision (benefit) for
  income taxes, minority interest in loss of
  subsidiary and extraordinary gain from
  insurance claim..............................       4,247        4,873        5,519       1,561     (9,392)    (15,984)
Provision (benefit) for income taxes...........      --           --              400       3,906     (3,613)     (6,074)
Minority interest in loss of subsidiary              --           --           --             108     --          --
                                                 -----------  -----------  -----------  ---------  ---------  -----------
Income (loss) before extraordinary gain from
  insurance claim..............................       4,247        4,873        5,119      (2,237)    (5,779)     (9,910)
Extraordinary gain from insurance claim........       1,592       --           --          --         --          --
Extraordinary loss net of income tax benefit of
  $2,854.......................................      --           --           --          --         --          --
                                                 -----------  -----------  -----------  ---------  ---------  -----------
Net income (loss)..............................   $   5,839    $   4,873    $   5,119   $  (2,237) $  (5,779)  $  (9,910)
                                                 -----------  -----------  -----------  ---------  ---------  -----------
                                                 -----------  -----------  -----------  ---------  ---------  -----------

OTHER DATA:
Resort:
Skier visits (000s)(3).........................         525          528        1,060       1,290      3,025       1,207
Season pass holders (000s).....................         3.2          3.7         11.2        13.2       30.9        30.9
Resort revenues per skier visit................   $   45.04    $   50.26    $   44.14   $   49.20  $   55.18   $   58.97
Resort EBITDA(4)...............................   $   4,222    $   4,817    $   7,675   $  10,401  $  31,023   $   4,616
Resort capital expenditures(5).................   $   5,182    $   7,798    $  12,024   $  25,054  $  21,638   $  18,351

BALANCE SHEET DATA:
Total assets...................................   $  40,550    $  51,784    $  72,434   $ 298,732  $ 337,340   $ 312,190
Debt, excluding non-recourse real estate
  debt.........................................      14,453       22,878       35,056     210,720    236,330     192,942
Non-recourse real estate debt..................      --           --           --          --         --          --
Common shareholders' equity....................   $  23,167    $  26,212    $  30,502   $  21,903  $  15,101   $  15,101


                                                 JANUARY 25,
                                                    1998
                                                 -----------

STATEMENT OF OPERATIONS DATA:
Net revenues:
Resort.........................................   $  84,504
Real estate....................................       8,700
                                                 -----------
      Total net revenues.......................      93,204
                                                 -----------
Operating expenses:
Resort.........................................      61,735
Real estate....................................       6,148
Marketing, general and administrative..........      13,796
Depreciation and amortization..................       9,601
                                                 -----------
      Total operating expenses.................      91,280
                                                 -----------
Income (loss) from operations..................       1,924
Other expenses:
Commitment fee.................................
Interest expense...............................      12,052
                                                 -----------
Income (loss) before provision (benefit) for
  income taxes, minority interest in loss of
  subsidiary and extraordinary gain from
  insurance claim..............................     (10,128)
Provision (benefit) for income taxes...........      (3,949)
Minority interest in loss of subsidiary
                                                 -----------
Income (loss) before extraordinary gain from
  insurance claim..............................      (6,179)
Extraordinary gain from insurance claim........      --
Extraordinary loss net of income tax benefit of
  $2,854.......................................       4,464
                                                 -----------
Net income (loss)..............................   $ (10,643)
                                                 -----------
                                                 -----------
OTHER DATA:
Resort:
Skier visits (000s)(3).........................       1,361
Season pass holders (000s).....................        32.6
Resort revenues per skier visit................   $   62.10
Resort EBITDA(4)...............................   $   8,974
Resort capital expenditures(5).................   $  32,166
BALANCE SHEET DATA:
Total assets...................................   $ 402,406
Debt, excluding non-recourse real estate
  debt.........................................     199,053
Non-recourse real estate debt..................      51,139
Common shareholders' equity....................   $  50,615

------------------------

(1) The historical results of the Company reflect the results of operations of the Attitash Bear Peak ski resort since its acquisition in July 1994, the results of operations of the Sugarbush ski resort since October 1994, the results of operations of the Mt. Cranmore ski resort from its acquisition in June 1995 through its divestiture in November 1996, the results of operations of S-K-I Ltd. since its acquisition in June 1996, the results of operations of Pico Mountain since its acquisition in November 1996 and the results of operations of The Canyons since its acquisition in July 1997.

(2) In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees fully vested options to purchase 543,626 shares of Common Stock at an exercise price of $2.00 per share. The Company also agreed to pay certain tax liabilities which the recipients of the options expect to incur upon exercise of the options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company recognized a one-time compensation charge of approximately $14.3 million in the first quarter of fiscal 1998.

(3) For the purposes of estimating skier visits, the Company assumes that a season pass holder visits the Company's resorts a number of times that approximates the average cost of a season pass divided by the average daily lift ticket price.

(4) Resort EBITDA represents resort revenues less cost of resort operations and marketing, general and administrative expense. Resort EBITDA is not a measurement calculated in accordance with GAAP and should not be considered as an alternative to operating or net income as an indicator of operating performance, cash flows as a measure of liquidity or any other GAAP determined measurement. Certain items excluded from Resort EBITDA, such as depreciation, amortization and non-cash charges for stock compensation awards and asset impairments are significant components in understanding and assessing the Company's financial performance. Other companies may define Resort EBITDA differently, and as a result, such measures may not be comparable to the Company's Resort EBITDA. The Company has included information concerning Resort EBITDA because management believes it is an indicative measure of the Company's liquidity and financial position, and is generally used by investors to evaluate companies in the resort industry.

(5) Resort capital expenditures represent capital expenditures soley to resort operations and exclude capital expenditures related to real estate operations.

(6) The statement of operations data include the results of Sabal Point Golf Course in Orlando, Florida which the Company sold on February 2, 1998. In fiscal 1997, the Sabal Point Golf Course generated approximately $1.3 million in revenues. In the fiscal quarter ended August 31, 1997, the Sabal Point Golf Course generated approximately $0.5 million in revenues.

(7) Steamboat and Heavenly have historically reimbursed Kamori for certain administrative services provided. Such reimbursements totaled approximately $3.0 million, $2.9 million, $3.3 million, $3.3 million and $3.4 million, respectively, for each of the years ended May 31, 1993 through May 31, 1997. For each of the first fiscal quarters ended August 31, 1996 and August 31, 1997, such reimbursement to Kamori totaled approximately $0.5 million and $0.5 million, respectively. Such amounts are included in marketing, general and administrative expense in the accompanying selected combined financial information, but have been excluded for purposes of calculating EBITDA because such expenses will not be incurred by Steamboat and Heavenly following the closing of the acquisition of such resorts by the Company.

(8) In 1997, Steamboat and Heavenly recorded a $2.0 million impairment loss related to land, buildings and equipment of its golf resort to properly state these fixed assets at estimated fair values. Such loss is excluded in the calculation of EBITDA.

(9) Due to the seasonality of the business, skier visits, season pass holders, revenues per skier visit and EBITDA are not presented for the fiscal quarters ended August 31, 1996 and August 31, 1997 because such data is not meaningful to an understanding of the quarterly financial information.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS OFFERING MEMORANDUM. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS OFFERING MEMORANDUM.

GENERAL

    The discussion and analysis below relates to (i) the historical financial statements and results of operations of the Company, (ii) the historical financial statements and results of operations of Steamboat and Heavenly, and
(iii) the liquidity and capital resources of the Company after giving effect to the acquisition of the Western Resorts and the Transactions. The Company was formed in June 1997 (the "Formation"). The historical financial statements of the Company for all periods ending prior to the Formation are the financial statements of ASC East. For periods ending subsequent to the Formation, the financial statements of the Company include the accounts of ASC East and the Company's other operations.

    The Company has, over the past several years, undertaken a strategy to differentiate its resorts from the competition by enhancing the quality and scope of on-mountain facilities and services, including (i) improving lifts, trail design, snowmaking, grooming and base facilities, (ii) increasing the on-mountain bed base through its real estate development program and (iii) aggressively marketing these facilities and services, while maintaining ownership of all revenue sources connected with the resorts, including retail sales, food and beverage concessions, lodging and real estate development. This strategy has been coupled in the last four years with growth through acquisitions, as reflected in the acquisitions of the Attitash Bear Peak and Sugarbush resorts in 1994, the S-K-I Ltd. resorts (Killington, Mount Snow/Haystack and Sugarloaf) in 1996, The Canyons in July 1997 and Steamboat and Heavenly in November 1997, and subsequent or proposed capital expenditures at those resorts. See "Business--Resorts." These efforts have resulted in significant growth both in revenues and profitability.

    Historically, the Company has generated the vast majority of its revenues in the second and third quarters of its fiscal years, of which a significant portion is produced in two key weeks - the Christmas and Presidents' Day vacation weeks (during which approximately 23% of annual skier visits are generated). During the first and fourth fiscal quarters, the Company experiences substantial reductions in revenues and expenses due to more limited summer operations, while making significant expenditures for off-season maintenance, expansion and capital improvement activities in preparation for the ensuing ski season.

    The Company does not anticipate any disruption in operations or material increases in operating expenses associated with year 2000 compliance with respect to its information management systems.

RESULTS OF OPERATIONS OF THE COMPANY

    The following table sets forth, for the periods indicated, certain operating data of the Company as a percentage of revenues.

                                                                               FISCAL YEAR ENDED
                                                                  -------------------------------------------
                                                                  JULY 30, 1995  JULY 28, 1996  JULY 27, 1997
                                                                  -------------  -------------  -------------
Revenues:
  Resort........................................................         85.5%          86.5%          95.2%
  Real estate...................................................         14.5           13.5            4.8
                                                                        -----          -----          -----
      Total revenues............................................        100.0          100.0          100.0
                                                                        -----          -----          -----

Operating expenses:
  Cost of resort operations.....................................         54.3           56.9           62.6
  Cost of real estate sold......................................          7.3            8.0            3.9
  Marketing, general and administrative.........................         17.2           15.4           14.9
  Depreciation and amortization.................................          7.1            9.2           10.4
                                                                        -----          -----          -----
      Total operating expenses..................................         85.9           89.5           91.8
                                                                        -----          -----          -----

Income from operations..........................................         14.1           10.5            8.2
Commitment fee..................................................       --                2.0         --
Interest expense................................................          4.0            6.4           13.5
                                                                        -----          -----          -----
Income (loss) before provision for income taxes and minority
  interest in loss of subsidiary................................         10.1            2.1           (5.3)
Provision (benefit) for income taxes............................          0.7            5.3           (2.1)
                                                                        -----          -----          -----
Income (loss) before minority interest in loss of subsidiary....          9.4           (3.2)          (3.2)
Minority interest in loss of subsidiary.........................       --                0.2            0.1
                                                                        -----          -----          -----
Net income (loss)...............................................          9.4%          (3.0)%         (3.1  )%
                                                                        -----          -----          -----
                                                                        -----          -----          -----
Resort EBITDA...................................................         14.0%          14.2%          17.4%
                                                                        -----          -----          -----
                                                                        -----          -----          -----

CHANGES IN RESULTS OF OPERATIONS

    SIX MONTHS ENDED JANUARY 25, 1998 COMPARED TO SIX MONTHS ENDED JANUARY 26,
     1997

    Resort revenues for the six months ended January 25, 1998 were $121.2 million, an increase of $50.1 million, or 71.0%, as compared to resort revenues of $71.1 million for the six months ended January 26, 1997. This increase was due primarily to the inclusion of Steamboat and Heavenly, which were acquired on November 12, 1997. In addition, the Company's resorts (other than Steamboat and Heavenly) also reflect positive overall revenue growth driven primarily by increases in skier visits and increased yields per skier visit.

    Revenues from real estate operations for the six months ended January 25, 1998 were $8.7 million, an increase of $5.4 million, or 162.9%, as compared to revenues from real estate operations of $3.3 million for the six months ended January 26, 1997. This increase was due to closed sales at two of the Company's new Grand Summit Hotels at Sunday River and Attitash.

    Cost of resort operations for the six months ended January 25, 1998 was $82.1 million, an increase of $28.1 million, or 51.9%, as compared to cost of resort operations of $54.0 million for the six months ended January 26, 1997. This increase was due primarily to the inclusion of Steamboat and Heavenly. In addition, the results of the Company's resorts (other than Steamboat and Heavenly) reflect increases in cost of resort operations consistent with their related resort revenue growth.

    Marketing, general, and administrative expenses for the six months ended January 25, 1998 were $20.5 million, an increase of $8.0 million, or 64.0%, as compared to $12.5 million for the six months ended January 26, 1997. The inclusion of Steamboat and Heavenly accounted for approximately 31% of this increase. The remainder of this increase is attributable to increased costs associated with the establishment of ASC corporate offices, the new Edge card program, direct to lift programs, and other marketing and real estate initiatives undertaken throughout the Company's resorts.

    Depreciation and amortization for the six months ended January 25, 1998 was $16.5 million, an increase of $7.6 million, or 85%, as compared to the six months ended January 26, 1997. This increase is due primarily to the acquisitions of the Western Resorts and the additional plant, property and equipment related to the Company's 1997 capital improvement expenditures.

    FISCAL YEAR ENDED JULY 27, 1997 COMPARED TO FISCAL YEAR ENDED JULY 28, 1996

    Resort revenues in fiscal 1997 were $166.9 million, an increase of $103.4 million, or 162.8%, as compared to resort revenues of $63.5 million in fiscal 1996. This increase was due primarily to the addition of the S-K-I resorts in June 1996, which accounted for $106.6 million, which was offset by $4.0 million attributable to a decrease in revenues due to the divestiture of the Cranmore ski resort and an increase in resort revenues at the Company's other resorts.

    Revenues from real estate operations in fiscal 1997 were $8.5 million, a decrease of $1.4 million, or 14.1%, as compared to revenues from real estate operations of $9.9 million in fiscal 1996. This decrease was due primarily to all quartershare units at the Summit Hotel at Sunday River being fully sold by July 1996. The Company has completed construction of the Grand Summit Hotel at the Attitash Bear Peak ski resort and began closing on quartershare unit sales thereof at the Grand Summit Hotel on April 6, 1997. As of July 27, 1997 the Grand Summit at Attitash Bear Peak had $5.0 million in quartershare unit sales.

    Cost of resort operations in fiscal 1997 were $109.8 million, an increase of $68.0 million, or 162.7%, as compared to cost of resort operations of $41.8 million in fiscal 1996. This increase was due primarily to the addition of the S-K-I resorts.

    Cost of real estate operations in fiscal 1997 were $6.8 million, an increase of $1.0 million, or 17.2%, as compared to cost of real estate operations of $5.8 million in fiscal 1996. This increase was due to pre-construction activities on the hotel projects that began construction in the fourth quarter of the year ended July 27, 1997 and costs related to the sales of quartershares at the Grand Summit at Attitash Bear Peak.

    Marketing, general and administrative expenses in fiscal 1997 were $26.1 million, an increase of $14.8 million, or 131.0%, as compared to marketing, general and administrative expenses of $11.3 million in fiscal 1996. This increase was due to the addition of the S-K-I resorts, which account for an increase of $11.9 million. The remaining difference of $2.9 million is due to a decrease in expense of $0.5 million due to the divestiture of the Cranmore ski resort and an increase in expense of $3.4 million due to increased marketing activity at the pre-merger resorts.

    Depreciation and amortization expenses in fiscal 1997 were $18.3 million, an increase of $11.5 million, or 169.1%, as compared to depreciation and amortization expenses of $6.8 million in fiscal 1996. This increase was due primarily to the addition of the S-K-I resorts, which account for an increase of $9.8 million. The remainder of the increase results from capital improvements and the amortization of goodwill and prepaid loan fees that did not exist prior to the acquisition of the S-K-I resorts.

    FISCAL YEAR ENDED JULY 28, 1996 COMPARED TO FISCAL YEAR ENDED JULY 30, 1995.

    Resort revenues in fiscal 1996 were $63.5 million, an increase of $16.7 million, or 35.7%, as compared to resort revenues of $46.8 million in fiscal 1995. This increase was due to (i) $4.1 million attributable to the acquisition of Mt. Cranmore in June 1995, (ii) an increase of approximately 20,000 skier visits, or approximately 11%, at Attitash Bear Peak, (iii) an increase of approximately 42,000 skier visits, or approximately 13%, at Sugarbush, (iv) an increase in lift ticket prices, resulting in an increase in revenues per skier visit from $41.89 in fiscal 1995 to $44.61 in fiscal 1996, (vi) an approximate 10% increase in season pass revenues, primarily due to the addition of a multi-resort season pass, and (vii) $2.8 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Real estate revenues in fiscal 1996 were $9.9 million, an increase of $2.0 million, or 25.3%, as compared to real estate revenues of $7.9 million in fiscal 1995. This increase was due to increased sales of quartershare units at the Summit Hotel at Sunday River and the sale of 16 additional townhouse units at Sunday River in fiscal 1996 compared to fiscal 1995, as well as higher average sales prices.

    Cost of operations in fiscal 1996 were $41.8 million, an increase of $12.1 million, or 40.7%, as compared to cost of operations of $29.7 million in fiscal 1995. This increase was due to (i) $1.5 million attributable to the acquisition of Mt. Cranmore, (ii) incremental costs resulting from the increased skier visits, (iii) operating costs resulting from the increased snowmaking and lift capacity and skiable terrain that resulted from the $22.2 million of capital expenditures during fiscal 1996 and (iv) $2.1 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Cost of real estate sold in fiscal 1996 was $5.8 million, an increase of $1.9 million, or 48.7%, as compared to cost of real estate sold of $3.9 million in fiscal 1995. This increase was due to the increased real estate sales volume.

    Marketing, general and administrative expenses in fiscal 1996 were $11.3 million, an increase of $1.9 million, or 20.2%, as compared to marketing, general and administrative expenses of $9.4 million in fiscal 1995. This increase was due to (i) approximately $0.8 million attributable to the acquisition of Mt. Cranmore, (ii) an extensive marketing campaign following the significant improvements made at Sugarbush, (iii) expenses resulting from the acquisition of Mt. Cranmore and Sugarbush and (iv) $0.9 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Depreciation and amortization in fiscal 1996 was $6.8 million, an increase of $2.9 million, or 74.4%, as compared to depreciation and amortization of $3.9 million in fiscal 1995. This increase was due to depreciation resulting from (i) the $24 million capital program completed prior to the 1995-96 ski season, (ii) the acquisitions of Mt. Cranmore and Sugarbush and (iii) $0.9 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Interest expense in fiscal 1996 was $4.7 million, an increase of $2.5 million, or 113.6%, as compared to interest expense of $2.2 million in fiscal 1995. This increase was due to (i) increased borrowings to support the Company's capital program, (ii) the acquisitions of Mt. Cranmore and Sugarbush and (iii) $0.2 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Income tax expense in fiscal 1996 was $3.9 million, an increase of $3.5 million, or 875.0%, as compared to income tax expenses of $0.4 million in fiscal 1995. The majority of the increase in the Company's provision for income taxes was attributable to the conversion of the former S corporations to C corporations, offset by an $0.8 million benefit due to inclusion of the S-K-I resorts for the final month of fiscal 1996.

RESULTS OF OPERATIONS OF STEAMBOAT AND HEAVENLY

    FISCAL QUARTER ENDED AUGUST 31, 1997 COMPARED TO FISCAL QUARTER ENDED AUGUST
     31, 1996

    Total revenues for the first quarter of fiscal 1998 were $4.9 million, a decrease of $0.5 million, or 9.3%, as compared to total revenues of $5.4 million for the first quarter of fiscal 1997. This decrease was attributable primarily to the lack of real estate sales in the first quarter of fiscal 1998 as compared to $1.2 million of real estate sales during the first quarter of fiscal 1997. The decrease was offset partially by an increase in summer revenue of $0.7 million, or 16.7%, in the first quarter of fiscal 1998 as compared to the first quarter of fiscal 1997.

    Cost of ski operations in the first quarter of fiscal 1998 were $4.2 million, an increase of $0.2 million, or 5.0%, as compared to cost of ski operations of $4.0 million for the first quarter of fiscal 1997. The increase was attributable primarily to higher variable costs associated with the increase in summer revenue at Steamboat and Heavenly.

    Retail, ski rental and other expenses for the first quarter of fiscal 1998 were $2.8 million, a decrease of $0.7 million, or 20.0%, as compared to retail, ski rental and other expenses of $3.5 million for the first quarter of fiscal 1997. The decrease was primarily attributable to the cost of real estate sold in the first quarter of fiscal 1997.

    Marketing, general, administrative and other costs in the first quarter of fiscal 1998 were $3.1 million, a decrease of $0.2 million, or 6.1%, as compared to marketing, general, administrative and other costs of $3.3 million for the first quarter of fiscal 1997. Included in these costs were fees accrued to affiliates of $0.5 million in both the first quarters of fiscal 1998 and 1997. The decrease was primarily due to $0.3 million of gains on the sale of certain assets in the first quarter of 1998.

    FISCAL YEAR ENDED MAY 31, 1997 COMPARED TO FISCAL YEAR ENDED MAY 31, 1996

    Total revenues in fiscal 1997 were $89.1 million, an increase of $4.4 million, or 5.2%, as compared to total revenues of $84.7 million in fiscal 1996. This increase was attributable primarily to an 8.4% increase in skier visits at Steamboat, offset partially by a 3.1% decrease in skier visits at Heavenly. Access to the Heavenly ski area was impeded for a portion of the 1996-97 ski season due to the temporary closure of U.S. Highway 50, which leads into South Lake Tahoe. Average revenue per skier visit remained relatively constant in fiscal 1997 compared to fiscal 1996.

    Cost of ski operations in fiscal 1997 were $36.7 million, an increase of $2.7 million, or 7.9%, as compared to cost of ski operations of $34.0 million in fiscal 1996. This increase was attributable primarily to higher variable costs associated with the increase in skier visits at Steamboat, in addition to higher snowgrooming and vehicle maintenance expenses at Heavenly. As a percentage of ski revenues, cost of ski operations increased to 54% in fiscal 1997 from 52% in fiscal 1996.

    Retail and ski rental expenses in fiscal 1997 were $8.7 million, an increase of $0.1 million, or 1.2%, as compared to retail and ski rental expenses of $8.6 million in fiscal 1996. Retail and ski rental expenses represented 73.3% of related revenues in fiscal 1997 as compared to 76% in fiscal 1996.

    Marketing, general and administrative costs in fiscal 1997 were $17.2 million, an increase of $0.6 million, or 3.5%, as compared to general, administrative and marketing costs of $16.6 million in fiscal 1996. Included in this expense item were fees paid to Kamori of $3.4 million in fiscal 1997 and $3.3 million in fiscal 1996. Marketing, general and administrative expense was 19.3% of revenue in fiscal 1997 as compared to 19.6% in fiscal 1996.

    Interest expense in fiscal 1997 was $10.7 million, a decrease of $1.3 million, or 11.0%, as compared to interest expense of $12.0 million in fiscal 1996. This decrease was attributable primarily to lower long-term debt balances due to principal payments and decreases in the average balances of seasonal borrowings.

    Net loss in fiscal 1997 was $3.4 million, a decrease of $1.1 million, or 24.4%, as compared to net loss of $4.5 million in fiscal 1996. This decrease was attributable primarily to the decrease in interest expense of $1.3 million discussed above.

    FISCAL YEAR ENDED MAY 31, 1996 COMPARED TO FISCAL YEAR ENDED MAY 31, 1995

    Total revenues in fiscal 1996 were $84.7 million, a decrease of $3.9 million, or 4.4%, as compared to total revenues of $88.6 million in fiscal 1995. The decrease was attributable to a 15.3% decrease in skier visits at Heavenly, which was caused by a year of drought in the Pacific West in fiscal 1996 following the record snowfall experienced at the resort in fiscal 1995.

    Cost of ski operations in fiscal 1996, were $34.0 million, a decrease of $0.7 million, or 2%, as compared to cost of ski operations of $34.7 million in fiscal 1995. This decrease resulted from cost saving measures implemented at Heavenly to account for the decrease in skier visits. As a percentage of ski revenues, cost of ski operations increased to 52.4% in fiscal 1996 from 51.1% in fiscal 1995.

    Retail and ski rental expenses in fiscal 1996 were $8.6 million, a decrease of $0.2 million, or 2.3%, as compared to retail and ski rental expenses of $8.8 million in fiscal 1995. Retail and ski rental expenses represented 76.0% of related revenues in fiscal 1996 as compared to 74.0% in fiscal 1995.

    Marketing, general and administrative costs in fiscal 1996 were $16.6 million, as compared to marketing, general and administrative costs of $17.1 million in fiscal 1995. Included in these costs were $3.3 million and $3.3 million in fiscal 1996 and fiscal 1995, respectively, of management and other fees paid to Kamori.

    Interest expense remained approximately the same in fiscal 1996 at $12.0 million, as compared to interest expense in fiscal 1995.

    Net loss in fiscal 1996 was $4.5 million, an increase of $0.6 million, or 15.4%, as compared to net loss of $3.9 million in fiscal 1995. This increase was attributable primarily to the decrease in skier visits at Heavenly, as discussed above, offset by an income tax benefit recorded in fiscal 1996 compared to an income tax provision recorded in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    SHORT TERM

    The Company's primary short-term liquidity needs are funding seasonal working capital requirements, its summer 1998 capital improvement program, the acquisition of additional resorts and servicing indebtedness. The summer 1998 capital improvements will include expenditures on lifts, trails, snowmaking equipment and base facilities, as well as real estate development. Cash requirements for ski-related and real estate development activities are provided by separate sources. The Company's primary sources of liquidity for working capital and ski-related capital improvements will be cash flow from operations of its subsidiaries and borrowings under the New Senior Credit Facility and approximately $15.0 million of unexpended proceeds from the Company's initial public offering. See "Description of Certain Indebtedness--Existing Senior Credit Facility" and "--New Senior Credit Facility." Real estate development will be funded primarily (i) through construction financing facilities established for major real estate development projects by special purpose subsidiaries of the Company, which financing will be without recourse to the Company and its non-real estate subsidiaries and (ii) with Permitted Investments made by the Company in such special purpose subsidiaries.

    The Company's capital expenditures for ski operations and related infrastructure through Restricted Subsidiaries ("Resort Capital Expenditures") for summer 1998 are expected to total approximately $60.0 million, excluding capital expenditures for Unrestricted Subsidiaries and real estate operations. The combination of unexpended proceeds from its initial public offering, cash flow from resort operations, capital leases and the New Senior Credit Facility, is expected to provide sufficient funds to meet short term liquidity needs for working capital and ski-related capital expenditures.

    The Company expects that its resort acquisition program will generate one to three acquisitions over the next twelve months. No commitments currently exist relating to any such acquisitions; however, the Company actively engages in discussions with potential acquisition resorts on a regular basis. Any such acquisitions are expected to be funded through available borrowings under the New Senior Credit Facility. There can be no assurance that any such acquisitions will be consummated or, if consummated, that any such acquisitions will be successfully integrated into the Company's existing operations. See "Risk Factors--Growth Through Acquisitions; Integration of Resorts; Ability to Finance Acquisitions."

    The Company runs its real estate development through single purpose subsidiaries. Construction of existing Grand Summit Hotel projects at Killington, Mount Snow, Jordan Bowl (Sunday River) and Attitash/Bear Peak is being financed through an independent construction loan facility with recourse limited to the real estate development subsidiaries. The facility is a customary construction lending facility allowing for periodic draw down as construction progresses. Each advance was subject to certain conditions, including obtaining certain levels of preconstruction sales. The loan is secured by first mortgages on these Grand Summit properties. Principal is repaid from 80% to 85% of the proceeds generated by quartershare sales. The construction facility matures December, 2000. This facility, together with funds invested by the Company, is sufficient to fund these four Grand Summit projects which are scheduled for completion during the summer of 1998.

    Construction of up to four additional Grand Summit Hotels at The Canyons, Steamboat, Sugarbush and Sugarloaf is expected to be financed through an approximately $145.0 million construction loan facility to be provided by a syndicate of lenders led by one of the lenders in the existing Grand Summit Hotel construction financing. The Company is currently negotiating the terms of such construction loan facility. However, there can be no assurance that the Company will effectuate the construction loan facility on the terms described below, or at all. Nevertheless, the Company expects that recourse under such facility will be limited to the Company's real estate development subsidiaries, and the facility will be secured by first mortgages on each of the additional Grand Summit Hotels. Furthermore, the Company expects that principal under such facility will be repaid from 80% of the proceeds generated by quartershare sales. The construction facility is expected to mature in December 2001. This facility, together with a $20.0 million equity contribution to ASCRP to be made by the Company from borrowings under the New Senior Credit Facility, is anticipated to be sufficient to fund the construction of these Grand Summit Hotels, which are scheduled to commence construction in June 1998 and to be substantially completed during the fourth quarter of fiscal 1998-99. Construction of an eighty-five unit condominium hotel at The Canyons commencing during the Summer of 1998 is expected to be financed through a separate conventional construction facility. No commitments are in place for this financing; however, the Company believes that the anticipated substantial level of presales at the project should facilitate project financing.

    LONG TERM

    The Company's primary long-term liquidity needs are to fund Resort Capital Expenditures at certain of its resorts, extensive development of its slopeside real estate and any future acquisitions of resort properties.

    The Company's largest long-term capital needs relate to The Canyons resort in Utah and the Company's real estate development program. The Canyons resort will require an estimated $40 million over the next four years to fully develop on-mountain facilities in time for the 2002 Winter Olympic Games.

    There is a considerable degree of flexibility in the timing and, to a lesser degree, scope of these capital improvements. Although specific capital expenditures can be deferred for extended periods, continued growth of skier visits, revenues and profitability will require continued capital investment in on-mountain improvements. The Company's practice is to finance on-mountain capital improvements through resort cash flow and the Existing Senior Credit Facility. The size and scope of the capital improvement program will generally be determined annually depending upon future availability of cash flow from each season's resort operations and future borrowing availability under the New Senior Credit Facility.

    Development of alpine villages at Sunday River, Killington, The Canyons and Steamboat will require substantial funding. The Company has undertaken certain of these projects through special purpose subsidiaries with financing provided principally on a limited recourse basis. The Company's ability to directly contribute equity toward or otherwise guarantee real estate development will be limited to $45 million under the New Senior Credit Facility (in addition to the proposed $20 million equity contribution to ASCRP). Financing commitments for future real estate development do not currently exist. The Company will be required to establish construction facilities for these projects before undertaking each development.

    The Company also has significant future capital requirements with respect to the retirement of debt and preferred stock. Following the consummation of the Transactions, the Company will be required to retire, redeem or refinance the following items of indebtedness and preferred stock prior to the maturity of the Exchange Notes: (i) up to $50.0 million outstanding under the term portion of the New Senior Credit Facility, which is expected to mature on May 31, 2006,
(ii) up to $200.0 million outstanding under the revolving portion of the New Senior Credit Facility, which is expected to mature on May 31, 2004, (iii) approximately $36.6 million of outstanding Convertible Exchangeable Preferred Stock, which, if not converted by the holder(s) thereof into common stock, will be mandatorily redeemable on November 12, 2002 (together with up to potentially $25.7 million in accrued but unpaid dividends thereon), (iv) up to $58.9 million outstanding under the Construction Loan Facility (as defined), which will mature on December 31, 2000 (but which is non-recourse to the Company and its Restricted Subsidiaries) and (v) up to $145.0 million outstanding under the New Construction Loan Facility (as defined), which is expected to mature in December 2001 (but which is non-recourse to the Company and its Restricted Subsidiaries). See "Description of Certain Indebtedness." There can be no assurance that the Company will be able to retire, redeem or refinance the foregoing items upon their respective maturities. Failure to do so could have a material adverse effect on the Company.

    The Company's ability to make scheduled payments or to refinance its debt obligations will depend upon its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. In addition, because significant amounts of the Company's borrowings will bear interest at variable rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations. If the Company is unable to service its indebtedness, it may take actions such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these actions could be effected on satisfactory terms, if at all. See "Risk Factors--Substantial Leverage and Financial Risks."

                                    BUSINESS

THE COMPANY

    The Company is the largest operator of alpine resorts in the United States. The Company owns and operates nine ski resorts, including two of the five largest resorts in the United States based on 1996-97 skier visits, with at least one resort in each major skiing market. During the 1996-97 ski season, the Company's nine resorts generated approximately 4.9 million skier visits, representing approximately 9.4% of total skier visits in the United States. For the 1997-98 ski season, through April 26, 1998, the Company's resorts have generated approximately 5.3 million skier visits. The Company's Resorts include Sunday River and Sugarloaf in Maine; Attitash Bear Peak in New Hampshire; Killington, Mount Snow/Haystack and Sugarbush in Vermont; The Canyons, adjacent to Park City, Utah; Steamboat in Colorado; and Heavenly near Lake Tahoe, California. After giving pro forma effect to the November 1997 acquisition of Steamboat and Heavenly, the Company's Resort Revenues and Resort EBITDA for the twelve months ended January 25, 1998 would have been approximately $269.6 million and $59.9 million, respectively.

    The Resorts include several of the top resorts in the United States, including: (i) Steamboat, the number two overall ski resort in the United States, as ranked in the September 1997 SNOW COUNTRY magazine survey, and the fourth largest ski resort in the United States with over 1.1 million skier visits in the 1996-97 ski season; (ii) Killington, the fifth largest resort in the United States with over 1.0 million skier visits in the 1996-97 ski season;
(iii) the three largest resorts in the Northeast (Killington, Sunday River and Mount Snow/Haystack) in the 1996-97 ski season; (iv) Heavenly, which ranked as the second largest resort in the Pacific West region and the 11th largest resort in the United States with approximately 700,000 skier visits during the 1996-97 ski season; and (v) Sugarloaf, the number one resort in the Northeast according to the September 1997 SNOW COUNTRY magazine survey. For the 1997-98 ski season, through April 26, 1998, (i) Steamboat recorded approximately 1.1 million skier visits, (ii) Killington recorded over 1.0 million skier visits and (iii) Heavenly recorded over 875,000 skier visits (breaking its single season record).

    In addition to operating alpine resorts, the Company develops mountainside real estate which complements the expansion of its on-mountain operations. The Company has created a unique interval ownership product, the Grand Summit Hotel, in which individuals purchase quartershare interval interests while the Company retains ownership of core hotel and commercial properties. The initial sale of quartershare units typically generates a high profit margin, and the Company derives a continuing revenue stream from operating the hotel's retail, restaurant and conference facilities and from renting quartershare interval interests when not in use by their owners. The Company also develops alpine villages at prime locations within certain of its resorts designed to fit that resort's individual characteristics. The Company currently operates five Grand Summit Hotels -- two hotels at Sunday River and one hotel each at Attitash, Mount Snow and Killington. Grand Summit Hotels are in the planning and pre-construction sales stage at The Canyons, Sugarbush, Sugarloaf and Steamboat. The Company also operates golf courses at its resorts and conducts other off-season activities which accounted for approximately 11% of the Company's Resort Revenues for fiscal 1997.

    The Company's primary strength is its ability to improve resort operations by integrating investments in on-mountain capital improvements with the development of mountainside real estate. Since 1994, the Company has increased skier visits by 10.3% in the aggregate for the three resorts that it has owned for more than two seasons. In addition, the Company has increased its market share of skier visits in the northeastern United States from approximately 21.8% in the 1995-96 ski season to approximately 24.4% in the 1996-97 ski season (after giving pro forma effect to its acquisition of the Killington, Mount Snow/ Haystack and Sugarloaf ski resorts). Through April 26, 1998, skier visits at The Canyons, Steamboat and Heavenly, each of which the Company acquired in 1997, increased by 10.5% over the prior year. Management believes that the Western Resorts provide the Company with several significant additional operating benefits, including: (i) geographic diversity; (ii) enhanced cross-marketing of its resorts on a national basis; (iii) purchasing and other economies of scale; and (iv) implementation of the Company's operating strategies across a more diversified resort base.

    In November 1997, the Company consummated an initial public offering of its common stock, generating net proceeds to the Company of $244.6 million which were applied, together with available cash and borrowings under the Company's bank credit facilities, to fund the acquisition of Steamboat and Heavenly for an aggregate acquisition cost of approximately $294.6 million (excluding amounts allocated to the Sabal Point Golf Course, which the Company divested in February
1998).

ALPINE RESORT INDUSTRY

    There are approximately 750 ski areas in North America. In the United States, approximately 507 ski areas generated over 52 million skier visits during the 1996-97 ski season. Since 1985, the ski resort industry has undergone a period of consolidation and attrition resulting in a significant decline in the total number of ski areas in North America. The number of ski resorts in the United States has declined from approximately 735 in 1983 to approximately 507 in 1997, although the number of skier visits has remained relatively flat. Despite the recent consolidation trend overall, ownership of the smaller regional ski resorts remains highly fragmented. The Company believes that technological advances and rising infrastructure costs are the primary reasons for the ski resort industry consolidation, and that further consolidation is likely as smaller regional resorts are acquired by larger resort operators with more sophisticated management capabilities and increased availability of capital. In addition, the ski resort industry is characterized by significant barriers to entry because the number of attractive sites is limited, the costs of resort development are high, and environmental regulations impose significant restrictions on new development.

    The following chart shows a comparison of the industry-wide skier visits compared to the Company's skier visits in the U.S. regional ski markets during the 1996-97 ski season:

                             1996-97      PERCENTAGE     SKIER VISITS      COMPANY
                           TOTAL SKIER     OF TOTAL       AT COMPANY       MARKET
GEOGRAPHIC REGION            VISITS*     SKIER VISITS       RESORTS         SHARE                COMPANY RESORTS
------------------------  -------------  -------------  ---------------  -----------  -------------------------------------
                                                (SKIER VISITS IN MILLIONS)
Northeast...............         12.4           23.7%            3.0           24.2%  Killington, Sunday River, Mount
                                                                                      Snow/Haystack, Sugarloaf, Sugarbush,
                                                                                      Attitash Bear Peak
Southeast...............          4.2            8.0          --             --
Midwest.................          7.1           13.5          --             --                        --
Rocky Mountain..........         18.9           36.1             1.2            6.3   The Canyons, Steamboat
Pacific West............          9.8           18.7             0.7            7.1   Heavenly
                                  ---          -----              --            ---
U.S. Overall............         52.4          100.0%            4.9            9.4%
                                  ---          -----              --            ---
                                  ---          -----              --            ---

------------------------

(*) Source: Kottke National End of Season Survey 1996/97 Final Report.

    United States ski resorts range from small operations which cater primarily to day skiers from nearby population centers to larger resorts which attract both day skiers and destination resort guests. Management believes that day skiers focus primarily on the quality of the skier experience and travel time, while destination travelers are attracted to the number and type of amenities available and activities offered, as well as the perceived overall quality of the vacation experience. Destination guests generate significantly higher resort operating revenue per skier day than day skiers because of their additional spending on lodging, food and other retail items over a multiple-day period.

    Since 1985, the total number of skier visits has been relatively flat. However, according to the National Ski Area Association, the number of skier visits represented by snowboarders in the United States has increased from approximately 6.4 million in the 1994-95 ski season to approximately 9.3 million in the

1996-97 ski season, an increase of approximately 45.3%. Management believes that snowboarding will continue to be an important source of lift ticket, skier development, retail and rental revenue growth for the Company.

    The Company believes that it is well-positioned to capitalize on certain favorable recent trends and developments affecting the alpine resort industry in the United States, including: (i) the 66.7 million members of the "baby boom" generation that are now approaching the 40 to 59 year age group where discretionary income, personal wealth and pursuit of leisure activities are maximized (this group is estimated to grow by 16.7% over the next 23 years);
(ii) the "echo boom" generation (children of baby boomers) is emerging as a significant economic force as they begin to enter the prime entry age for skiing, snowboarding and other "on-snow" sports; (iii) advances in ski equipment technology such as development of parabolic skis which facilitate learning and make the sport easier to enjoy; (iv) the continued growth of snowboarding as a significant and enduring segment of the industry, which is increasing youth participation in alpine sports; and (v) a greater focus on leisure and fitness. There can be no assurance, however, that such trends and developments will continue to have a favorable impact on the ski industry.

OPERATING STRATEGY

    The Company believes that the following key operating strategies will allow it to increase revenues and profitability by capitalizing on its position as a leading mountain resort operator and real estate developer.

    CAPITALIZE ON A MULTI-RESORT NETWORK

    The Company's network of resorts provides both geographic diversity and significant operating benefits. The Company believes its geographic diversity
(i) reduces the risks associated with unfavorable weather conditions, (ii) insulates the Company from economic slowdowns in any particular region, (iii) increases the accessibility and visibility of the Company's network of resorts to the overall North American skier population and (iv) enables the Company to offer a wide range of mountain vacation alternatives.

    The Company believes that its ownership of multiple resorts also provides the opportunity to (i) create the industry's largest cross-marketing program,
(ii) achieve efficiencies and economies of scale in purchasing goods and services, (iii) strengthen the distribution network of travel agents and tour operators by offering a range of mountain resort alternatives, consistent service quality, convenient travel booking and incentive packages, (iv) establish performance benchmarks for operations across all of the Company's resorts, (v) utilize specialized individuals and cross-resort teams at the corporate level as resources for the entire Company and (vi) develop and implement consumer statistical and usage information and technology systems for application across all of the Company's resorts.

    INCREASE REVENUES PER SKIER

    The Company seeks to increase revenues per skier by managing ticket yields and expanding revenue sources at each resort. Management seeks to increase non-lift ticket revenue sources by increasing point-of-sale locations and sales volume through retail stores, food and beverage services, equipment rentals, skier development, lodging and property management. In addition, management believes that aggressive cross-selling of products and programs (such as the Company's frequent skier and multi-resort programs) to resort guests increases resort revenues and profitability. The Company believes it can increase ticket yields by managing ticket discounts, closely aligning ticket programs to specific customer market segments, offering multi-resort ticket products and introducing a variety of programs that offer packages which include tickets with lodging and other services available at its resorts. During the 1997-98 ski season, the Company increased its average yield per skier visit by approximately 4.0% as compared to the 1996-97 ski season. Through April 12, 1998, season pass revenue for the 1997-98 ski season at the resorts increased by

10.9% as compared to the 1996-97 ski season. In addition to its on-mountain activities, the Company is expanding its retail operations by establishing retail stores in strategic high traffic and recognized retail districts such as Freeport, Maine; North Conway, New Hampshire; and South Lake Tahoe, Nevada, thereby strengthening the name and image of the Company and its resorts.

    INNOVATIVE MARKETING PROGRAMS

    The Company's marketing programs are designed to (i) establish a nationally recognized high quality name and image, while promoting the unique characteristics of its individual resorts, (ii) capitalize on cross-selling opportunities and (iii) enhance customer loyalty. The Company engages in joint marketing programs with nationally recognized commercial partners such as Mobil, Budweiser, Pepsi/Mountain Dew, Visa, FILA and Rossignol. Management believes these joint marketing programs create a high quality image and a strong market presence on a regional and national basis. In addition, the Company utilizes loyalty based incentive programs such as the Edge Card, a private label frequent skier program in which participants receive credits towards lift tickets and other products.

    The Company utilizes a variety of marketing media including direct mail, television and the Internet. Television marketing efforts include targeted commercials and programming such as the MTV Winter Lodge, which is hosted by MTV and targets teens and young adults. Internet marketing efforts include a Company sponsored web site at www.peaks.com featuring photographs and detailed information about the Company's resorts and current skiing conditions. The Company's aggregate marketing budget for fiscal 1998 was approximately $28 million, including the value of contributions from strategic commercial marketing partners.

    HIGH IMPACT CAPITAL IMPROVEMENTS

    The Company attracts skiers to its resorts by creating a superior skiing experience through high impact capital investments in on-mountain facilities. The Company focuses its investments on increasing lift capacity, expanding skiable terrain and snowmaking coverage, and developing other exciting alpine attractions. For example, during the last two years the Company has (i) opened 260 acres of new terrain in Pioneer Ridge at Steamboat, (ii) expanded glade skiing terrain at most resorts, (iii) added 700 acres of skiable terrain at The Canyons by opening a new mountain area and (iv) installed heated eight-passenger high speed gondolas at Killington and The Canyons. Since 1994, when the Company began implementing its acquisition strategy, the Company has significantly increased lift capacity, skiable terrain and snowmaking coverage at its resorts.

    GROWTH THROUGH ACQUISITIONS

    Since fiscal 1994, the Company has achieved substantial growth in its business through acquisitions. The Company intends to consider future acquisitions of large well-established destination resorts as well as smaller "feeder" resorts. The Company focuses on acquiring larger resorts where it believes it can improve profitability by implementing the Company's integrated real estate development and on-mountain capital improvement strategy. The Company also believes that by acquiring smaller regional resorts which have a strong local following it can capitalize on a broader customer base to cross-market its major destination resorts. The acquisition of less developed resorts may also offer opportunities for expansion.

    INTEGRATION OF INVESTMENTS IN RESORT INFRASTRUCTURE AND REAL ESTATE

    The Company develops mountainside real estate that complements its investments in ski operations to enhance the overall attractiveness of its resorts as vacation destinations. Management believes that this integrated approach results in growth in overall skier visits, including multi-day visits, while generating significant revenues from real estate sales and lodging. Investment typically begins with on-mountain capital improvements such as the creation of new lifts, trails, expanded snowmaking capability, additional restaurants and improved ski schools. As resort attendance increases, the Company develops mountainside real estate to provide accommodations for the increased number of resort guests. The Company carefully manages the type and timing of real estate development to achieve capital appreciation and high occupancy of accommodations. The Company's integrated investment strategy was developed and refined at its Sunday River resort, where it has sold over 1,600 units of residential real estate since 1983. During the same period, annual skier visits at Sunday River increased from approximately 50,000 to over 550,000, representing an approximate 18% compound annual growth rate.

    MOUNTAINSIDE REAL ESTATE DEVELOPMENT

    The Company's real estate development strategy is designed to capitalize on the 7,000 acres of developable land it will control at or near its resorts and its 15 years of experience in real estate development. The Company owns or has rights to land providing the capacity to develop over 30,000 residential units. The Company's resort real estate development strategy is comprised of three distinct components: (i) Grand Summit quartershare hotels, (ii) alpine village development and (iii) discrete resort-specific projects. Residential units in Grand Summit Hotels are sold in quartershare interval interests that allow each of four quartershare unit owners to use the unit for 13 weeks divided evenly over the year. In addition to its Grand Summit Hotels, the Company has identified several areas for development of alpine villages unique to their resort locations that consist of carefully planned communities integrated with condominiums, luxury townhouses, single family luxury dwellings or lots and commercial properties. Each of the Company's resorts also has the potential for additional real estate development involving discrete projects tailored to the characteristics of the particular resort.

    EXPAND GOLF AND CONVENTION BUSINESS

    The Company is one of the largest owners and operators of resort golf courses in New England and seeks to capitalize on this status to increase off-season revenues. Sugarloaf, Killington, Mount Snow/ Haystack and Sugarbush all operate championship resort golf courses. The Sugarloaf course, designed by Robert Trent Jones, Jr., is rated as one of the top 25 upscale courses in the country according to the May 1996 GOLF DIGEST magazine survey and one of the top 25 public courses in the country according to the May 1996 GOLF magazine survey. In addition, a championship course designed by Robert Trent Jones, Jr. is currently under construction at Sunday River. The Company also operates eight golf schools at locations along the East Coast from Florida to Maine. The Company's golf program and other recreational activities draw off-season visitors to the Company's resorts and support the Company's growing off-season convention business, as well as its real estate development operations.

RESORTS

    The following table summarizes certain key statistics of the Company's resorts:

                                                  SKIABLE    VERTICAL                                SNOWMAKING
                                                  TERRAIN      DROP                  TOTAL LIFTS      COVERAGE          SKI
RESORT (YEAR ACQUIRED)                            (ACRES)     (FEET)      TRAILS    (HIGH-SPEED)    (% OF ACRES)      LODGES
-----------------------------------------------  ---------  -----------  ---------  -------------  ---------------  -----------
Killington (1996)..............................      1,200       3,150         212         33(6)           59.8%             8
Sunday River (1980)............................        654       2,340         126         17(4)           93.3              4
Mount Snow/Haystack (1996).....................        762       1,700         134         25(3)           66.0              5
Sugarloaf (1996)...............................      1,400       2,820         110         14(2)           35.0              1
Sugarbush (1995)...............................        432       2,650         112         18(4)           66.1              5
Attitash Bear Peak (1994)......................        273       1,750          60         11(1)           89.7              2
The Canyons (1997).............................      2,200       2,580          63          9(4)            5.0              2
Steamboat (1997)...............................      1,879       3,668         135         21(4)           13.6              4
Heavenly (1997)................................      4,800       3,500          82         27(5)            5.7              7
                                                                                                                            --
                                                 ---------       -----   ---------        -----             ---
      Total....................................     13,600                   1,034          175(33)                         38
                                                                                                                            --
                                                                                                                            --
                                                 ---------               ---------        -----
                                                 ---------               ---------        -----

                                                  1997-98*
                                                    SKIER
                                                   VISITS
RESORT (YEAR ACQUIRED)                             (000S)
-----------------------------------------------  -----------
Killington (1996)..............................       1,076
Sunday River (1980)............................         552
Mount Snow/Haystack (1996).....................         602
Sugarloaf (1996)...............................         358
Sugarbush (1995)...............................         388
Attitash Bear Peak (1994)......................         233
The Canyons (1997).............................         166
Steamboat (1997)...............................       1,053
Heavenly (1997)................................         875

                                                 -----------
      Total....................................       5,303

                                                 -----------
                                                 -----------

*   Skier visit totals are through April 26, 1998.

    The Company has committed its resources to create a superior skiing experience by increasing lift capacity, skiable terrain and snowmaking coverage. The following chart shows the percentage increase in lift capacity, skiable terrain and snowmaking coverage since the date of acquisition of each resort after giving effect to the Company's summer 1997 capital improvement program:

                                                                       LIFT CAPACITY       SKIABLE TERRAIN       SNOWMAKING
RESORT (YEAR ACQUIRED)                                               (SKIERS PER HOUR)         (ACRES)            COVERAGE
------------------------------------------------------------------  -------------------  -------------------  -----------------
                                                                              % INCREASE IN KEY OPERATING CAPACITIES
                                                                                  FROM DATE OF RESORT ACQUISITION
Killington (1996)(1)..............................................              11%                  13%                  1%
Sunday River (1980)(2)............................................              33                   23                  26
Mount Snow/Haystack (1996)........................................               7               --                  --
Sugarloaf (1996)..................................................               9               --                       4
Sugarbush (1995)..................................................              60                    8                  44
Attitash Bear Peak (1994).........................................             106                   92                  79
The Canyons (1997)................................................              44                   29                  51
      Weighted Average............................................              24%                  15%                 15%

------------------------

(1) Includes Pico Mountain ski resort.

(2) Does not include capital improvements completed prior to 1994.

    KILLINGTON. Killington, located in central Vermont, is the largest ski resort in the northeast and the fifth largest in the United States, with over
1.0 million skier visits in 1996-97. Killington is a seven-mountain resort consisting of approximately 1,200 acres with 212 trails serviced by 33 lifts. The resort has a 4,241-foot summit and a 3,150-foot vertical drop. The resort's base facilities include eight full-service ski lodges, including one located at the top of Killington Peak. In December 1996, the Company acquired the Pico Mountain ski resort located adjacent to Killington and integrated the two resorts. Management believes the size and diversity of skiable terrain at Killington make it attractive to all levels of skiers and one of the most widely recognized of the Company's resorts with regional, national and international clientele.

    The on-mountain accommodations at Killington consist of approximately 5,100 beds, including 532 quartershare interests at the New Grand Summit Hotel. The off-mountain bed base in the greater Sherburne, Vermont area is approximately 12,000 beds. Killington also owns and operates 16 retail shops, 12 rental and repair shops, a travel and reservation agency and a cable television station. At the base of Pico Mountain, the Company owns a well-developed retail village and a health club. Killington is a year-round resort offering complete golf amenities including an 18-hole championship golf course, a golf school, a pro shop, a driving range and a tennis school.

    Notwithstanding that it is the largest ski resort in the Northeast, the Company has identified Killington as one of its most underdeveloped resorts. Since its acquisition in June 1996, the Company has invested $15.1 million in capital improvements to update Killington's snowmaking, trail and lift systems, and to develop base facilities and real estate potential at the base areas. Major improvements and enhancements to the resort completed since June 1996 include (i) installation of two high speed quad lifts, (ii) installation of one eight-passenger high-speed gondola to service the Peak Restaurant at the Killington summit and to replace the old Killington Peak double chair and (iii) construction of a new children's center and related base area improvements. Management expects the gondola to increase summer revenues by attracting summer tourists for sightseeing and dining.

    In December 1997, the Company completed a land exchange with the state of Vermont whereby Killington acquired 1,050 acres of undeveloped land centrally located in its principal base area.

    The Company's three-year capital program includes the interconnection of lift and trail systems between the Killington and Pico resorts. The interconnection of the two mountains will result in a 16% increase in lift capacity and an additional 110 acres (9%) of skiable terrain.

    SUNDAY RIVER. Sunday River, located in the western mountains of Maine and approximately a three-hour drive from Boston, is New England's third largest ski resort with over 550,000 skier visits in 1996-97. Extending over eight interconnected mountain peaks, its facilities consist of approximately 654 acres of skiable terrain and 126 trails serviced by 17 lifts. The resort has a 3,140-foot summit and a 2,340-foot vertical drop. The Company believes Sunday River has one of the most modern lift systems in the Northeast. Sunday River has four base lodges, one of which is located at the top of North Peak.

    The on-mountain accommodations at Sunday River consist of approximately 5,850 beds including 726 condominium units, 648 quartershare units at the Summit Hotel and 580 quartershare units at the new Jordan Bowl Grand Summit Hotel. The off-mountain bed base in greater Bethel, Maine totals approximately 2,000 beds. The resort owns and operates five ski shops, five full-service restaurants, four cafeteria-style restaurants and four bars. The Company also owns and operates a 67-unit inn and manages the Summit and Jordan Bowl Hotels and approximately 726 condominium units.

    Since 1981, the Company has continually invested in capital improvements at Sunday River to expand and improve its on-mountain facilities and in real estate development. The most recently completed improvements include the creation of new skiing attractions at the Oz bowl and the Jordan Bowl which added approximately 158 acres (32%) of skiable terrain. In addition, Sunday River's 1997 capital program included (i) installation of a new high speed quad lift to North Peak, (ii) complete renovation of its largest base lodge to improve skier amenities and increase retail and food and beverage space and (iii) an upgrade of other skier facilities located at the resort. In addition, the Company recently completed preliminary construction of a three-mile scenic access road to the Jordan Bowl area, and a Robert Trent Jones, Jr. championship golf course is currently under construction. Management believes that Sunday River has significant growth potential with over 325 acres of land at the base of the new Jordan Bowl area which are planned for development of extensive base facilities adjacent to the new Jordan Bowl Grand Summit Hotel. Additionally, there are over 4,000 acres of undeveloped land owned by the Company and 3,000 acres for which the Company holds purchase options that are suitable for development as skiable terrain.

    MOUNT SNOW/HAYSTACK. Mount Snow, located in Brattleboro, Vermont, the second largest ski resort in the Northeast with 560,000 skier visits in 1996-97, is the southernmost of the Company's resorts. A large percentage of the skier base for Mount Snow derives from Massachusetts, Connecticut and New York. The resort consists of two mountains separated by approximately three miles, which have been combined under single management. Its facilities consist of 134 trails and approximately 762 acres of skiable terrain serviced by 25 lifts. The resort has a 3,580-foot summit and a 1,700-foot vertical drop. The resort has five full-service base lodges.

    Mount Snow's on-mountain bed base currently consists of 1,682 beds, including 544 units at the resort's new Grand Summit Hotel. The off-mountain bed base in the greater Dover, Vermont area has approximately 7,300 beds. The resort owns and operates eight retail shops, four rental and repair shops, a pro shop, a country club and a nightclub. Mount Snow also headquarters the Company-owned "Original Golf School," and operates an 18-hole golf course, eight golf schools throughout the East Coast, a mountain bike school, a 92-room hotel and a low-voltage local television station.

    Since its acquisition in June 1996, the Company has invested approximately $8.7 million in capital improvements to the resort, including the installation of two high speed quad chairlifts. The Company's three-year capital program for the 1998-01 ski seasons includes four new high speed detachable quad lifts, replacing older existing lifts. The Company plans to expand Mount Snow's lodges to provide a new children's center, an expanded nightclub and more retail, food and beverage and guest service space. The Company also plans to expand snowmaking coverage, adding approximately 100 acres of snow coverage (representing an increase of approximately 20%).

    SUGARLOAF. Sugarloaf is located in Carrabassett Valley, Maine and was ranked as the number one overall ski resort in the East by the September 1997 SNOW COUNTRY magazine survey. Sugarloaf is a single mountain with approximately 1,400 acres of terrain and 110 trails covering approximately 530 acres, of which 490 acres have snowmaking coverage serviced by 14 lifts including a new high speed quad chair to service lower mountain terrain and an additional fixed grip quad chair accessing the snowfields. There are approximately 870 additional acres of off-trail skiable terrain. The mountain has a 4,237-foot summit and a 2,820-foot vertical drop. Sugarloaf offers one of the largest ski-in/ski-out base villages in the Northeast, containing numerous restaurants, retail shops and an abundance of lodging. Sugarloaf is widely recognized for its challenging terrain, including its snowfields, which represent the only lift-serviced above-treeline skiing in the Northeast. As a destination resort, Sugarloaf has a broad market, including areas as distant as New York, New Jersey, Pennsylvania and Canada.

    Sugarloaf operates a year-round conference center, a cross-country ski facility and an 18-hole championship golf course designed by Robert Trent Jones, Jr., which is rated by both Golf Digest and Golf magazines as one of the top 25 public courses in the United States. Sugarloaf's slope-side ski village consists of its base lodge, two hotels, banquet facilities for up to 800 people, retail stores, a rental and repair shop, a sports and fitness club, 870 condominium units and rental homes, restaurants and an extensive recreational path network.

    SUGARBUSH. Sugarbush, located in Vermont's Mad River Valley, features the three highest mountain peaks of any single resort in the East and was ranked as the ninth most popular ski area in North America by SKIING magazine in September 1996. Extending over six mountain peaks, its facilities consist of 432 acres of skiable terrain and 112 trails serviced by 18 lifts. The resort has a 4,135-foot summit and a 2,650-foot vertical drop. The mountains are serviced by three base lodges and two summit lodges.

    The on-mountain accommodations at Sugarbush consist of approximately 2,200 beds. The off-mountain bed base within the Mad River Valley totals approximately 6,600 beds. The resort operates three ski shops, three full-service restaurants and four cafeteria-style restaurants. The Company also owns and operates the 46-unit Sugarbush Inn, manages approximately 200 condominium units, and owns and operates a championship golf course as well as a sports center and a conference center.

    Since the acquisition of Sugarbush by the Company in October 1995, the Company has invested $19.1 million in capital improvements to expand and improve its on-mountain facilities. The most recently completed improvements include four high speed quad chairlifts, a 44% increase in snowmaking capacity, the creation of new glade skiing terrain, and numerous base area improvements.

    ATTITASH BEAR PEAK. Attitash Bear Peak, located in the Mount Washington Valley, New Hampshire, is one of New Hampshire's largest ski resorts. Covering two mountain peaks, its facilities consist of 273 acres of skiable terrain and 60 trails serviced by 11 lifts. The resort has a 2,350-foot summit and a 1,750-foot vertical drop. The resort benefits from its location in the heart of New Hampshire ski country and its proximity to the Town of North Conway and the Mt. Washington valley tourist area, and is widely recognized as a family-oriented resort. The mountains are serviced by two base lodges.

    The on-mountain accommodations of Attitash Bear Peak consist of approximately 1,700 beds. The off-mountain bed base in the Mt. Washington Valley area totals approximately 16,000 beds. The resort operates two ski shops, two full-service restaurants, three cafeteria-style restaurants and two bars.

    Since its acquisition in July 1994, the Company has invested approximately $9.5 million in capital improvements at Attitash Bear Peak. The most recently completed improvements have been the development of the new Bear Peak area, construction of a modern base lodge facility, installation of a new high speed quad lift and trails. The summer 1997 capital program at Attitash Bear Peak included the addition of a triple-chair lift and increases in skiable terrain and snowmaking. Improvements scheduled for the 1998 summer capital program include the installation of a high speed, high capacity lift and expansion of the resort's children center. The resort's three-year capital improvement program includes potential expansion into the Attitash bowl area and a proposed expansion into the National Forest area adjacent to the existing resort (both of which require the approval by the Forest Service), the installation of a high-speed six-passenger lift and a high-speed quad lift. In addition, in fiscal 1999 the Company expects to begin construction of a new 18-hole golf course.

    THE CANYONS. The Canyons, located in the Wasatch Mountains adjacent to Park City, Utah, is primarily an undeveloped ski resort with significant potential for future operational and real estate development. For the 1997-98 ski season, the resort has generated approximately 158,000 skier visits through April 12, 1998. Currently, the resort has approximately 1,700 acres of skiable terrain with an elevation of 9,380 feet and a 2,580-foot vertical drop. The area has two base lodges and two additional on-mountain restaurants.

    Since its acquisition in July, 1997, the Company has invested approximately $17.2 million to develop and construct (i) an eight passenger high-speed gondola, (ii) five new quad lifts and to increase skiable terrain to approximately 2,200 acres at the resort and (iii) a mid-mountain lodge. The resort's new Red Pine lodge will serve as the cornerstone of the Company's planned High Mountain Meadows real estate development located on a plateau at an elevation of 8,000 feet. An additional $9.5 million of ski-related capital improvements are scheduled for the summer 1998 construction season at The Canyons, including the installation of two new major lifts and the construction of a new base lodge.

    Management believes the resort has significant growth potential due to its proximity to Salt Lake City, its undeveloped skiable terrain and its real estate development opportunities. The resort is located approximately 25 miles from Salt Lake City and is accessed by a major state highway. Air transportation is provided through the Salt Lake City airport, which is a major regional hub with direct access from most major domestic airports. The Salt Lake City area has been one of the fastest growing regions in the United States over the past several years, and the Park City area has an active real estate market undergoing rapid expansion.

    The Utah Winter Sports Park, which is located immediately adjacent to the resort, is scheduled to serve as the venue for the ski jumping, bobsled and luge events in the 2002 Winter Olympic Games. Management believes the 2002 Olympic Games will provide international exposure for the resort. The five-year capital plan currently calls for substantial development of the resort, involving anticipated capital expenditures of approximately $40 million, to be completed prior to the 2002 Olympic Games.

    Management believes that when The Canyons is fully developed, the resort could encompass over 7,200 acres of skiable terrain consisting of 14 mountain peaks with a maximum elevation of 10,000 feet, a vertical drop of approximately 3,400 feet, 22 high speed quad ski lifts and an eight passenger high speed gondola. In addition to the planned $18.2 million of capital improvements for the 1997-98 ski season and the planned $9.5 million of ski-related capital improvements for the summer 1998 construction season at The Canyons, the Company estimates that it will need approximately $42.0 million for on-mountain capital improvements and approximately $150 million for real estate development in order to fulfill its five-year development plan for The Canyons. The Company plans to fund such capital improvements and real estate development from operating cash flow, bank borrowings or debt and/or equity offerings. See "Risk Factors--Substantial Leverage and Financial Risks" and "Description of Certain Indebtedness--Existing Senior Credit Facility."

    STEAMBOAT. Steamboat is one of the premier ski resorts in the United States, ranked second overall by the September 1997 SNOW COUNTRY magazine survey and fourth nationally in skier visits for the 1996-97 ski season. Located in Steamboat Springs, Colorado and approximately three hours from Denver, Colorado, Steamboat is recognized for its "champagne" powder snow and tree skiing. U.S. Highway 40, a major east-west thoroughfare connecting the cities of Denver and Salt Lake City, is located approximately one mile west of the ski area. Steamboat is easily accessible by non-stop jet service from nine major United States cities to the Hayden, Colorado airport, 22 miles from the resort. Numerous daily commuter flights from Denver are also available. Steamboat has approximately 1,879 acres of skiable terrain which consists of 135 trails serviced by 21 lifts.

    Steamboat made numerous on-mountain improvements for the 1997-98 ski season, including the addition of a high-speed quad chairlift, additional snowmaking capacity and up to 260 acres of advanced/ expert terrain in the Pioneer Ridge area. Lodge facilities are currently located in the base area and at three other points on the mountain, Thunderhead, Four Points and Rendez Vous Saddle. Steamboat operates or leases 15 retail shops, four equipment rental shops and 17 food and beverage operations, having a total seating capacity of approximately 2,734. The resort's summer 1998 capital program is highlighted by installation of a new detachable lift serving Pioneer Ridge.

    Steamboat's master plan calls for continued expansion to include Pioneer Ridge which has been approved by the Forest Service, covering a total of 960 acres, which will involve the installation of two detachable chair lifts servicing 27 open and gladed trails for intermediate and expert skiers. Expansion of Pioneer Ridge, including snowmaking covering 66 acres, will be phased in over the next three years. The new Morningside Park expansion was recently completed and added one fixed grip chair lift servicing designated tree skiing and open bowl skiing area for intermediate skiers. Additionally, the resort has submitted an application to the Forest Service for conceptual approval to develop approximately 960 acres of contiguous forestlands. There can be no assurance, however, that the Company's application will be approved. See "Risk Factors--Real Estate Development" and "--Growth through Resort Expansion."

    HEAVENLY. Located on the south shore of Lake Tahoe in the states of Nevada and California, Heavenly consists of two peaks with a maximum elevation of approximately 10,000 feet, a 3,500 foot vertical drop with approximately 4,800 acres of skiable terrain and 82 trails serviced by 27 lifts. Heavenly is the second largest resort in the Pacific West Region with approximately 700,000 skier visits for the 1996-97 ski season. Snowmaking covers over 268 acres of skiable terrain, representing approximately 43% of the trails. Access to the resort is primarily through the Reno Cannon International Airport and by automobile via Route 50 from San Francisco and Sacramento, California. There are three base lodges and four on-mountain lodge restaurants. There are no residential units or tourist accommodation units adjacent to the ski resort; however, there is a well-developed 11,000-bed base in the greater South Lake Tahoe area.

    Heavenly's master plan was approved in 1996 and is being implemented by the Company. The plan calls for the improvement and expansion of winter and summer uses and support facilities at the resort. A six-person high-speed chairlift known as the Tamarack Express is currently under construction. Associated with the new lift will be three new ski runs, adding approximately 13 acres of new terrain. Snowmaking capacity will also be added to an existing trail serviced by the Tamarack Express. A primary objective of the plan is to refocus the primary entrance to the ski resort from the three existing base lodges (California, Stagecoach and Boulder) to the commercial core of South Lake Tahoe utilizing a new high capacity gondola. The gondola has been designed for year round sightseeing, while the top station will provide direct ski access to both the Nevada and California sides via three new lifts.

    Additional snowmaking coverage is contemplated which will increase existing coverage from approximately 268 acres to approximately 500 acres. The master plan provides for the construction of base facilities and new restaurants at Sky Meadows, East Peak Lake and California base. The Company is also contemplating an additional 1,852 food service seats through a new ski lodge at the top of the gondola and modifications to Boulder Lodge. Other proposed improvements include replacement of two existing maintenance facilities.

    The master plan also provides for eight new lifts, including the gondola, and the removal of the existing West Bowl lift. The master plan also provides for the widening of some existing trails and construction of new trails, adding approximately 117 acres of skiable terrain. The Company's summer 1998 capital program includes $9.6 million in proposed improvements at Heavenly including two new high speed, high capacity lifts.

RESORT OPERATIONS

    The Company's Resort revenues are derived from a wide variety of sources including lift ticket sales, food and beverage, retail sales including rental and repair, skier development, lodging and property management, golf, other summer activities and miscellaneous revenue sources. Lift ticket sales represent the single largest source of resort revenues and represented approximately 46% of total resort operations revenue for fiscal 1997.

    The following chart reflects the Company's sources of resort revenues across certain revenue categories as well as the percentage of Resort revenues constituted by each category for the fiscal year ended July 27, 1997.

                                                                                  FISCAL YEAR ENDED JULY 27, 1997
                                                                                  --------------------------------
                                                                                  RESORT REVENUES   PERCENTAGE OF
REVENUE SEGMENT                                                                    (IN MILLIONS)   RESORT REVENUES
--------------------------------------------------------------------------------  ---------------  ---------------
Lift tickets....................................................................     $    77.2            46.2%
Food and beverage...............................................................          20.8            12.5%
Retail sales....................................................................          19.9            11.9%
Skier development...............................................................           8.5             5.1%
Golf, other summer activities and miscellaneous.................................          19.0            11.4%
Lodging and property............................................................          21.6            12.9%
                                                                                        ------          -------
  Total Resort revenues.........................................................     $   167.0           100.0%
                                                                                        ------          -------
                                                                                        ------          -------

    LIFT TICKET SALES. The Company manages its lift ticket programs and products so as to increase the Company's ticket yields. Lift tickets are sold to customers in packages including accommodations in order to maximize occupancy. In order to maximize skier visits during non-peak periods and to attract specific market segments, the Company offers a wide variety of incentive-based lift ticket programs. The Company manages its ticket yields during peak periods so as to maximize aggregate lift ticket revenues.

    FOOD AND BEVERAGE. Food and beverage sales provide significant revenues for the Company. The Company owns and operates the food and beverage facilities at its resorts, with the exception of the Sugarloaf resort, which is under a long-term concession contract that pre-existed the Company's ownership. The Company's food and beverage strategy is to provide a wide variety of restaurants, bars, cafes, cafeterias and other food and beverage outlets. The Company's control of its on-mountain and base area food and beverage facilities allows it to capture a larger proportion of guest spending as well as to ensure product and service quality. The Company currently owns and operates over 40 different food and beverage outlets and currently has five outlets being expanded or constructed.

    RETAIL SALES. Retail revenue aids in stabilizing the Company's daily and weekly cash flows, as the Company's retail shops tend to have the strongest sales on poor weather days. Across all of its resorts, the Company owns 28 retail shops and 18 ski rental shops. The large number of retail locations operated by the Company allows it to improve margins through large quantity purchase agreements and sponsorship relationships. On-mountain shops sell ski accessories such as goggles, sunglasses, hats, gloves, skis, snowboards, boots and larger soft goods such as jackets and snowsuits. In addition, all locations offer the Company's own logo-wear which generally provides higher profit margins than other retail products. In the non-winter seasons, the shops sell mountain bikes, in-line skates, tennis equipment and warm weather apparel. In addition, the Company plans to expand its retail operations, including expanding and opening new off-site retail facilities in high traffic areas, such as stores on the Killington Access Road and in the North Conway, New Hampshire retail district, and a discount sporting goods chain with locations in Maine.

    SKIER DEVELOPMENT. The Company has been an industry leader in the development of learn to ski programs. Its Guaranteed Learn to Ski Program was one of the first skier development programs to guaranty that a customer would learn to ski in one day. The success of this program led to the development of "Perfect Turn," which management believes was the first combined skier development and marketing program in the ski industry. Perfect Turn ski professionals receive specialized training in coaching, communication, skiing and both selling related products and cross selling other resort goods and services. Perfect Turn is currently licensed to five resorts in the United States and Canada. The Company operates a hard goods marketing program at each of its resorts designed to allow customers to test skis and snowboards with ski professionals, purchase their equipment from those professionals and receive ongoing product and technological support through Perfect Turn.

    LODGING AND PROPERTY MANAGEMENT. The Company's lodging and property management departments manage its own properties as well as properties owned by third parties. Currently, the Company's lodging departments manage approximately 1,750 lodging units at the Existing Resorts. The lodging departments perform a full complement of guest services including reservations, property management, housekeeping and brokerage operations. Most resorts have a welcome center to which newly arriving guests are directed. The center allocates accommodations and provides guests with information on all of the resort's activities and services. The Company's property management operation seeks to maximize the synergies that exist between lodging and lift ticket promotions.

    The Company's real estate development program is designed to ensure the continued growth of its lodging operation. Typically, newly constructed condominiums and townhomes are sold to owners who place the units into the optional rental program managed by the Company. The resulting growth in occupancy may increase skier visits and provide an additional source of fee revenue for the Company.

MARKETING PROGRAMS

    GENERAL. The Company's marketing programs are designed to (i) build a nationally recognized high quality name and image while perpetuating the unique image of its individual resorts, (ii) capitalize on opportunities to cross-sell resorts and (iii) enhance customer loyalty. As part of its marketing strategy, the Company engages in joint marketing programs with nationally recognized commercial partners, such as Mobil, Budweiser, Pepsi/Mountain Dew, Visa, FILA and Rossignol, whose target demographics complement those of the Company. Management believes these joint marketing programs provide it with advantages in creating a favorable image and market presence, both regionally and on a national basis. In addition, the Company utilizes loyalty based incentive programs such as its private label Edge Card, in which participants get credit towards resort purchases.

    PROGRAMS AND PROMOTIONS. The Company's strategy is to develop new and innovative programs and promotions to increase skier visits, ticket yields, spending per skier visit and Resort EBITDA. The focus of the 1997-98 ski season programs has primarily been on ski weeks, fun centers and the Company's new Edge Card. The fun center program develops activities targeted at family participation in alpine sports. Fun center programs include sponsored evening activities and non-skiing and snowboarding activities that enhance the overall vacation experience, such as snow tubing, ice skating, luge, snowcat rides, arcades and outdoor evening activities. The Company's Edge Card is a private label frequent skier card through which participants gain credit toward resort purchases. This card is the central focus of the Company's loyalty based incentive programs, which it believes will help retain skiers in the Company's resort network and expand the volume and scope of information available for marketing purposes.

    MEDIA STRATEGIES. The Company utilizes both traditional marketing media such as advertisements in industry and lifestyle publications and an increasing number of traditional marketing media. Advertisements also appear in publications such as MEN'S JOURNAL, CONDE NAST TRAVELER, THE BOSTON GLOBE and OUTSIDE magazines. The Company utilizes other marketing media such as direct mail, television and the Company's Internet site at www.peaks.com.

    PROMOTIONAL PARTNERS. The Company enhances its marketing budget through forming promotional partnerships with major sponsors. Each of these sponsors is selected because of similarity in demographic profile between its customer base and that of the Company. Sponsors include Mobil, Budweiser, Pepsi/ Mountain Dew, Visa, FILA and Rossignol. Working with its promotional partners, the Company formulates television, radio and special event programs and activities that are designed to appeal to the target demographic segment.

    GROUP SALES. In addition to advertisements directed at the vacation guest, the Company's marketing activities are focused on attracting ski groups, corporate meetings and convention business. During the 1996-97 ski season, the Company's resorts hosted over 1,000 groups. The Company is able to attract new conference business due to its expertise in providing professional planning services, recreational activities and high quality dining and lodging facilities.

REAL ESTATE DEVELOPMENT

    GENERAL. The Company has been developing alpine resort real estate for over fifteen years as part of its integrated resort and real estate investment strategy. Since 1983, the Company has sold over 1,500 units of residential real estate at Sunday River (including condominiums, townhouses and quartershare interval ownership interests). The three components of the Company's real estate development strategy are (i) the Grand Summit quartershare hotel concept, (ii) development of alpine villages, and (iii) resort-specific discrete projects. The Company believes it has a significant real estate development pipeline over the next 10 to 15 years.

    According to industry sources, the interval ownership industry has grown at a compound annual growth rate of approximately 18% from 1980 to 1994, with interval ownership sales increasing from $490 million to $4.8 billion. According to the American Resort Development Association ("ARDA"), the median age and annual household income of an interval ownership buyer at the time of purchase are 50 years and $71,000, respectively. Industry statistics indicate that the interval ownership concept has achieved low market penetration, with approximately 3% penetration among households with income above $35,000 per year and 3.7% penetration among households earning more than $50,000 per year.

    The Company believes it has a significant competitive advantage over traditional timeshare developers due to (i) its inventory of developable real estate, (ii) the significant existing resort infrastructure in place, (iii) the relative affluence of its resort guests and (iv) the market created by guest visitation at its resorts. These factors lower land and marketing costs relative to traditional time-share developers allowing the sale of longer duration intervals which differentiate the Grand Summit Hotel from traditional timeshares.

    The following table summarizes certain key statistics as of April 26, 1998, relating to each of the Company's resort real estate holdings.

                        DEVELOPMENT
                       COMMENCEMENT                                                                  RESERVED FOR
                           DATES                         UNDER                           SALES          FUTURE
RESORT                 (FISCAL YEAR)      SOLD      DEVELOPMENT(1)     PRE-SOLD(2)   INVENTORY(3)   DEVELOPMENT(4)    COMPLETED
-------------------  -----------------  ---------  -----------------  -------------  -------------  ---------------  -----------
                                                                                                                     COMMERCIAL
                                                                     RESIDENTIAL UNITS                                  SPACE
                                        ---------------------------------------------------------------------------  (SQUARE FT)
                                                                                                                     -----------
Sunday River.......           1982          1,625            378               51            284           4,894        248,405
Sugarbush..........           1996         --                352              193            159           2,150          1,800
Attitash Bear
  Peak.............           1996            159            460                5            256             219         40,800
Killington.........           1997            276         --                   59            189          11,282         61,614
Mt. Snow...........           1997            176         --                   70            294           2,308         54,785
The Canyons........           1997         --                982              400         --               5,992         14,900
Sugarloaf..........           1998         --                358               55         --               1,820         --
Steamboat..........           1998         --                928              276         --               3,005         --
Heavenly...........           1998         --                760           --             --                  30         --
                             -----      ---------          -----            -----          -----          ------     -----------
  Total............                         2,236          4,218            1,109          1,182          31,700        422,304
                                        ---------          -----            -----          -----          ------     -----------
                                        ---------          -----            -----          -----          ------     -----------


                                       RESERVED FOR
                          UNDER           FUTURE
RESORT               DEVELOPMENT(1)   DEVELOPMENT(4)
-------------------  ---------------  --------------

Sunday River.......        --              207,995
Sugarbush..........        40,419           22,581
Attitash Bear
  Peak.............        --               60,000
Killington.........        --              343,086
Mt. Snow...........        --              160,015
The Canyons........       106,383          299,717
Sugarloaf..........         8,426          120,000
Steamboat..........        62,950          170,350
Heavenly...........        23,213           99,287
                          -------     --------------
  Total............       241,391        1,483,031
                          -------     --------------
                          -------     --------------

------------------------------

(1) Includes all units or commercial space currently under construction or in the permitting process.

(2) Pre-Sold is defined as units secured with either binding purchase and sales agreements or non-binding reservation agreenents.

(3)  Sales Inventory is defined as constructed units remaining unsold.

(4) Based on, among other things, the Company's capital and development plan for the next 10 to 15 years, the Company's estimates for projected demand of units and the availability of developable acreage. There can be no assurance, however, that the Company will undertake, or have adequate financing to complete, such development, or that the Company will receive all necessary permits and regulatory approvals. See "Risk Factors--Real Estate Development."

    GRAND SUMMIT HOTELS. The Company operates five Grand Summit Hotels and has five additional hotels under development. The Grand Summit Hotel is a unique interval ownership product which is based on the Company's successful Summit Hotel at its Sunday River resort. Each hotel is a condominium consisting of both residential and commercial units and includes: a three-level atrium lobby, two or more restaurants, retail space, a grand ballroom, conference space, a health club with an outdoor heated pool and other recreational amenities. The commercial space is retained by the Company and used to operate the core hotel business, while the residential units are sold in quartershare interests. Each quartershare consists of a 13-week ownership interest spread evenly across the year. At the Company's Sunday River Hotel, owners utilize the unit for an average of approximately three weeks out of a possible 13 weeks. Weeks that are not used by an owner are typically dedicated to the Company's optional rental program for rental to a third party on terms allowing the Company to retain up to 45% of gross rental revenue. Consequently, the Company benefits from revenue generated by (i) the sale of units, (ii) the recurring revenues from lodging rental revenue and (iii) other hotel and commercial operations.

    Quartershare owners participate in Resort Condominium International ("RCI"), the world's largest vacation interval exchange program. In a 1995 study sponsored by the Alliance for Timeshare Excellence and ARDA, the "exchange opportunity" was cited by purchasers of vacation intervals as one of the most significant factors in determining whether to purchase a vacation interval. Participation in the RCI program allows the Company's quartershare owners to exchange their occupancy right for an occupancy right in one of approximately 3,000 participating resorts worldwide. Grand Summit Hotels are rated in RCI's highest exchange category, the Gold Crown Club, which permits the owner to exchange their interest for an interval at RCI's finer properties.

    The Company intends to operate an internal exchange program within its expanding Grand Summit Hotel network. The Company expects that the opportunity to exchange intervals at any of its resorts nationwide will enhance its loyalty programs, cross-marketing of resorts and unit sales opportunities.

ALPINE VILLAGE DEVELOPMENT

    The Company is currently in the planning and permitting stage of developing alpine villages at The Canyons, Killington and Sunday River's Jordan Bowl. Each village will be characterized by its proximity to resort facilities, ski in/ski out access, dramatic landscape and resort specific design and architecture.

    THE CANYONS. Two distinct areas at The Canyons are in the permitting process for resort village development. One area consists of approximately 350 acres in the base area, 150 acres of which are controlled by the Company. The second area is the Company's High Mountain Meadows development consisting of approximately 120 acres located on a mid-mountain plateau at an elevation of over 8,000 feet. The base area is under a long-term lease that provides an option to purchase fee title to parcels within that area. The Company is negotiating a similar arrangement with the owner of the mid-mountain plateau area. The base area development is currently in the master planning process with county authorities. The base village will be a mix of residential and commercial space arranged in six neighborhoods designed to create an integrated base area community, anchored by a Grand Summit Hotel. The master plan provides for the integrated development of 150 acres of Company-controlled property, as well as approximately 200 acres of surrounding property owned by unrelated third parties who have elected to participate in the village development.

    The High Mountain Meadows development presents an opportunity to develop a mid-mountain base area surrounded by six of the resort's 14 mountain peaks. The mid-mountain village will be accessed by a four-mile scenic drive and an eight-passenger, high-speed heated gondola currently under construction. The village will serve as the base for skiing the surrounding mountains, creating access to an additional 2,000 vertical feet of skiable terrain. The primary lodge, the Red Pine Lodge, is located at the mid-mountain development and commenced operations in the 1997-98 ski season. The Company is planning to commence construction of a Grand Summit Hotel in Summer 1998. The village will consist of approximately two million square feet of compact, high-density residential and commercial development. The development will be principally a pedestrian village characterized by resort lodging, luxury condominiums and ranches and mountain recreation properties.

    The zoning for the base area and High Mountain Meadows development is being revised pursuant to replanning provisions of the county's general plan. The proposed revision to the zoning would permit extensive development in each area. Adequate sewer and water capacity are available in close proximity to the resort; however, such capacity must be purchased from third party vendors and the Company must construct the necessary infrastructure for transport to both developments. See "Risk Factors--Capital Requirements."

    KILLINGTON BASE AREA. In December 1997, the Company consummated a like-kind land exchange with the State of Vermont exchanging approximately 3,000 acres of essential wildlife habitat owned by the Company for approximately 1,050 acres of undeveloped land centrally located in the base area. As part of the Company's proposed development plan for Killington, this parcel will be combined with an existing 400 acre planned unit development adjacent to Killington's golf facilities and the resort's primary base area. The Company has retained IBI, an internationally recognized resort and mountain-planning firm, to assist in the master planning of the village. The 400 acre planned unit development is specifically zoned for commercial development. The village will integrate four "neighborhoods" into a planned community containing a variety of real estate uses. The 1,050 acres acquired from the State must be rezoned to accommodate the planned development. The City of Rutland, Vermont and certain environmental groups traditionally active in ski resort development have entered into a memorandum of understanding designating the area as a growth zone to be utilized for development.

    The Company believes that adequate water is available from nearby wells for both projects. Sewer capacity will be provided through the Company's recently completed connection to a municipal sewer system with 600,000 gallons per day excess capacity.

    JORDAN BOWL AT SUNDAY RIVER. Jordan Village will be located on approximately 1,100 acres of a 4,000 acre undeveloped parcel owned by the Company at the western end of the existing resort and the center of the Company's landholdings. The village will rest at the base of the Jordan Bowl, one of the resort's most popular skiing areas. Development of Jordan Village began with the construction of a scenic four-mile access road from the existing resort center to the Jordan Village area and the December, 1997 opening of a ski-in/ski-out 220-unit Grand Summit Hotel. Construction of a Robert Trent Jones, Jr. championship golf course also began in Summer 1997.

    The master plan for the area also contemplates a high density village surrounded by neighborhoods consisting of luxury townhouses and detached single family dwellings.

    The Jordan Bowl area is zoned for village development. No density restrictions apply to the area. The Company believes adequate water is available for contemplated development and Sunday River's sewage treatment facility has sufficient capacity to allow completion of the planned development of the resort.

OTHER RESORT DEVELOPMENT

    Each of the Company's resorts has the potential for additional real estate development involving discrete projects tailored to the characteristics of the particular resort. There can be no assurances, however, that the Company will successfully pursue any of the development opportunities described below.

    STEAMBOAT. The Company believes that the real estate development potential at Steamboat is among the most significant of its resorts. The Company has acquired 168 acres of real estate held for development at or near the base area. Included in these properties are several locations the Company has targeted for development, including (i) a 26 acre parcel centrally located in Steamboat's Village Commercial Center, which is zoned for commercial development, (ii) a 47 acre site with potential ski-in/ski-out access located at Tennis Meadows, which could support a Grand Summit Hotel and related development and (iii) a 20 acre site zoned for over 275 units together with commercial development. The Company is also a 50% partner in Country Club Highlands Partnership, a residential development located at the Sheraton Golf Club consisting of 142 lots being built in several phases, of which 49 lots and 38 townhouse units remain to be developed.

    SUGARLOAF. Development plans have begun for the expansion of an existing hotel, a new Grand Summit Hotel, a high density condominium development and commercial space as an expansion to the existing alpine village. There are several planned developments including single family homes around the 18-hole Robert Trent Jones, Jr. championship golf course. Sugarloaf has over 1,100 acres of land held for development.

    MOUNT SNOW/HAYSTACK. There are several undeveloped sites at Mount Snow/Haystack with potential for future projects including renovation of the current base lodge, a 21 acre parcel which could support up to 72 three-bedroom units with direct ski lift access, and a two acre parcel for a convention center. Mount Snow/Haystack also owns an 800-acre parcel slated for a proposed golf course expansion, which could create the opportunity for substantial golf course frontage real estate development. In addition, there are approximately 30 acres of developable land at the base of Haystack.

    KILLINGTON. In addition to the development of Killington's alpine village and Grand Summit Hotel, there are three distinct real estate parcels available for development. At the base of the Skyeship Gondola, there is a 165 acre site commercially zoned for a 150-room hotel and 40,000 square feet of commercial real estate, or for up to 200 townhouse duplexes. At the Falls Brook area, located at Bear Mountain, there are approximately 376 acres available for real estate development. A chair lift and ski trails serve a major portion of the site. In addition, an 11-acre parcel with several hundred feet of frontage on U.S. Route 4 is zoned for single and multi-family dwellings, hotels, motels and lodging, office, retail space and restaurants.

SYSTEMS AND TECHNOLOGY

    INFORMATION SYSTEMS. The Company's information systems are designed to improve the ski experience through the development of more efficient guest service products and programs. The Company has substantially implemented a comprehensive $3.2 million system and technology plan including (i) a radio frequency lift ticket scanning system that provides more accurate tracking, control and information on all ticket products, (ii) a direct-to-lift access system that allows skiers to bypass the ticket window and proceed directly to the lift with an individualized radio frequency card that directly debits their credit or frequent-skier card, (iii) a resort-wide guest charging system utilizing individualized credit cards that can be used to charge goods and services at most of the Company's facilities, (iv) an integrated customer database that tracks information regarding guest preferences and product purchasing patterns, (v) an extensive data communications network linking most point-of-sale locations through a central database, (vi) a central reservations system for use in the resort's rental management business and (vii) a skier development reservation and instructor scheduling system that simplifies the booking process and allows for optimal utilization of instructors.

    SNOWMAKING SYSTEMS AND TECHNOLOGY. The Company believes it operates the largest consolidated snowmaking operation in existence, with approximately 3,000 acres of snowmaking coverage. The Company's proprietary snowmaking software program enables it to produce what management believes is the highest quality man-made snow in the industry. The Company's snowmaking capability can be implemented at its western resorts resulting in an extended season and reliable snow conditions and consistent quality surfaces during unfavorable weather conditions.

    All of the Company's snowmaking systems are operated via computer-based control using industrial automation software and a variety of state of the art hardware and instrumentations. The Company utilizes an efficient ground based, tower based and fully automated snowgun nozzle technology and has developed software for determining the optimal snowmaking nozzle setting at multiple locations on the mountain. This system monitors the weather conditions and system capacities and determines the proper operating water pressure for each nozzle, eliminating guesswork and ensuring the ideal snow quality. The Company refers to this ideal quality product as "Retail Snow," a high quality, durable skiing surface with top to bottom consistency. All of the snowmaking systems are networked to provide the ability to view information from multiple locations within its resort network. Another unique feature of the Company's system is the current display of trail status, lift status, weather conditions and other various on mountain information at locations throughout each resort. Much of this information is available on the World Wide Web at the Company's and its individual resorts' web sites.

LEASED PROPERTIES

    The Company's operations are wholly dependent upon its ownership or control over the real estate constituting each resort. The following summarizes non-owned real estate critical to operations at each resort. Management believes each of the following leases, permits or agreements is in full force and effect and that the Company is entitled to the benefit of such agreements.

    Sunday River leases approximately 1,500 acres, which constitute a substantial portion of its skiable terrain, under a 50-year lease terminating on October 14, 2030. The lease renews automatically thereafter on a year-to-year basis unless terminated by either the lessor or lessee. This lease was amended on January 23, 1998 to allow SRSC to purchase portions of the leased property for real estate development at a predetermined amount per acre. In January 1998, the Company acquired an undivided one-half interest in the fee title to the leased parcel.

    The Sugarbush resort uses approximately 1,915 acres pursuant to a special use permit issued by the United States Forest Service dated May 17, 1995. The permit has a 40-year term expiring April 30, 2035. The special use permit has a renewal option which provides that it may be renewed if the use of the property remains compatible with the special use permit, the site is being used for the purposes previously authorized, and the ski area has been continually operated and maintained in accordance with all the provisions of the permit.

    Mount Snow leases approximately 1,315 acres which constitute a substantial portion of its skiable terrain. Of this total, 893 acres are occupied by Mount Snow pursuant to a special use permit granted by the United States Forest Service dated November 29, 1989. The permit has a 40-year term expiring December 31, 2029, which is subject to renewal at the option of Mount Snow if certain renewal conditions are satisfied. Mount Snow also leases 252 acres, which constitute a portion of its skiable terrain, from the Town of Wilmington, Vermont. The lease expires November 15, 2030. There are no renewal options. In addition, Mount Snow leases approximately 169 acres from Sargent Inc. pursuant to two separate leases expiring September 30, 2018 and March 31, 2025, respectively. Each lease can be renewed for an additional 30-year term. Mount Snow also has the option to purchase the leased property and a right of first refusal in the event Sargent Inc. receives a bona fide offer for the leased properties.

    Attitash Bear Peak uses approximately 281 acres of its skiable terrain pursuant to a special use permit issued by the United States Forest Service dated July 19, 1994. The permit has a 40-year term expiring July 18, 2034, which is renewable subject to certain conditions. In addition, Attitash Bear Peak leases a portion of its parking facilities under a lease expiring December 31, 2003. Attitash Bear Peak has the option to purchase this leased property at any time during the lease term.

    Killington leases approximately 2,500 acres from the State of Vermont. A substantial portion of that property constitutes skiable terrain. The initial lease was for an initial 10-year term which commenced in 1960. The lease contains nine 10-year renewal options. Killington exercised the renewal option in 1970, 1980 and 1990. Assuming continued exercise of Killington's option, the lease ultimately expires in the year 2060. The lease is subject to a buy-out option retained by the State of Vermont, as landlord. At the conclusion of each 10-year term (or extended term) the State has the option to buy out the lease for an amount equal to Killington's adjusted capital outlay plus 10% of the gross receipts from the operation for the preceding three years. Adjusted capital outlay means total capital expenditures extending back to the date of origin of the lease depreciated at 1% per annum, except that non-operable assets depreciate at 2% per annum. This buy-out option will next become exercisable in the year 2000. Although the Company has not had confirmation from Vermont State officials, it has no reason to believe that the State intends to exercise the option at that time.

    The Sugarloaf resort leases the Sugarloaf Golf Course from the Town of Carrabassett Valley, Maine pursuant to a lease dated June 3, 1987. The lease term expires December 2003. Sugarloaf has an option to renew the lease for an additional 20-year term.

    The Canyons leases approximately 2,100 acres, including most of the base area and a substantial portion of the skiable terrain, under a lease from Wolf Mountain Resorts, L.L.C. The initial term of this lease is 50 years expiring July 2047, with an option to extend for three additional terms of 50 years each (the "Wolf Lease"). The lease provides an option to purchase (subject to certain reconveyance rights) those portions of the leased property that are intended for residential or commercial development at a cost of 11% of the full capitalized cost of such development. The Wolf Lease includes a sublease of approximately 807 acres, which constitutes the area for the planned mid-mountain village and a substantial portion of skiable terrain, from the State of Utah School and Institutional Trust Land Administration, which terminates January 1, 2027. The sublease is being renegotiated as a direct lease extending its term to the year 2078 and provides an option to purchase those portions of the mid-mountain village area that are intended for real estate development at a cost of 25% of their fair market value on an undeveloped basis. The Wolf Lease also includes a sublease of certain skiable terrain owned by the Osguthorpe family. The Company has established certain additional ski development rights under a direct agreement with the Osguthorpe family. The ski development rights for approximately 3,000 acres of skiable terrain targeted for development by the Company are contained in a development agreement with Iron Mountain Associates, LLC, which agreement effectively constitutes a lease of all skiable terrain for a term ending September 13, 2094.

    Heavenly uses approximately 1,543 acres of its skiable terrain located in California and Nevada pursuant to a special use permit issued by the United States Forest Service dated December 18, 1990. The permit expires on August 5, 2029. Heavenly uses approximately 2,000 acres of additional skiable terrain in Nevada pursuant to a special use permit dated December 18, 1990. The permit expires on August 5, 2029.

    Steamboat uses approximately 2,644 acres, a substantial portion of which is skiable terrain, pursuant to a special use permit issued by the United States Forest Service. The permit expires on August 31, 2029. Under Steamboat's existing master plan, an additional 958 acres of contiguous National Forest lands is expected to be added to the permitted area.

COMPETITION

    The ski industry is highly competitive. The Company competes with mountain resort areas in the United States, Canada and Europe. The Company also competes with other recreation resorts, including warm weather resorts, for the vacation guest. In order to cover the high fixed costs of operations associated with the ski industry, the Company must maintain each of its regional, national and international skier bases. The Company's prices are directly impacted by the variety of alternatives presented to skiers in these markets. The most significant competitors are resorts that are well capitalized, well managed and have significant capital improvement and resort real estate development programs.

    The Company's resorts also face strong competition on a regional basis. With approximately three million skier visits generated by its northeastern resorts, competition in that region is an important consideration. The Company's northeastern markets are the major population centers in the northeast, particularly eastern Massachusetts, northern Connecticut, New York and northern New Jersey. For example, skier origin data collected at Sunday River indicates that approximately 43% of its weekend skiers reside in Massachusetts. Similar data collected at Killington and Mount Snow indicate that approximately 23% and 35%, respectively, of their weekend skiers reside in New York, with high concentrations from Massachusetts, Connecticut, New Jersey and Vermont. The Colorado, Utah and California ski markets are also highly competitive. See "Risk Factors--Competition."

EMPLOYEES AND LABOR RELATIONS

    The Company employs approximately 10,500 employees at peak season and approximately 1,510 persons full time. None of the Company's employees are covered by any collective bargaining agreements. The Company believes it has good relations with its employees.

GOVERNMENT REGULATION

    The Company's resorts are subject to a wide variety of federal, state and local laws and regulations relating to land use, environmental/health and safety, water resources, air and water emissions, sewage disposal, and the use, storage, discharge, emission and disposal of hazardous materials and hazardous and nonhazardous wastes, and other environmental matters. While management believes that the Company's resorts are currently in material compliance with all land use and environmental laws, failure to comply with such laws could result in costs to satisfy environmental compliance and/or remediation requirements or the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. Phase I environmental assessments have been completed on all nine resort properties. The reports identified areas of potential environmental concern including the need to upgrade existing underground storage tanks at several facilities and to potentially remediate petroleum releases. In addition, the Phase I environmental assessment for The Canyons indicated some soil contamination in areas where underground storage tanks have been removed. At this point, the extent or significance of the contamination at that site is unknown. The reports did not, however, identify any environmental conditions or non-compliance at any of the resorts, the remediation or correction of which management believes would have a material adverse impact on the business or financial condition of the Company or results of operations or cash flows. The Killington resort has been identified by the U.S. Environmental Protection Agency (the "EPA") as a potentially responsible party at two sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"). Killington has entered into a settlement agreement with the EPA at one of the sites, the Solvents Recovery Service of New England Superfund site in Southington, Connecticut. Killington recently rejected an offer to enter into a de minimis settlement with the EPA for the other site, the PSC Resources Superfund Site in Palmer, Massachusetts. The Company believes that its liability for these Superfund sites, individually and in the aggregate, will not have a material adverse effect on the business or financial condition of the Company or results of operations or cash flows.

    The Company believes it has all permits, licenses and approvals from governmental authorities material to the operation of the resorts as currently configured. The Company has not received any notice of material non-compliance with permits, licenses or approvals necessary for the operation of any of its properties.

    The capital programs at the resorts will require permits and approvals from certain federal, state and local authorities. The Company's operations are heavily dependent upon its continued ability, under applicable laws, regulations, policies, permits, licenses or contractual arrangements, to have access to adequate supplies of water with which to make snow and service the other needs of its facilities, and otherwise to conduct its operations. There can be no assurance that new applications of existing laws, regulations and policies, or changes in such laws, regulations and policies will not occur in a manner that would have a material adverse effect on the Company, or that important permits, licenses or agreements will not be canceled, not renewed, or renewed on terms no less favorable to the Company. Major expansions of any one or more resorts could require the filing of an environmental impact statement under environmental laws and applicable regulations if it is determined that the expansion has a significant impact upon the environment and could require numerous other federal, state and/or local approvals. Although the Company has consistently been successful in implementing its capital expansion plans, no assurance can be given that necessary permits and approvals will be obtained.

    The Company's marketing and sales of interval ownership interests is subject to extensive federal and state government regulation. See "Risk Factors--Real Estate Development."

LEGAL PROCEEDINGS

    The Company currently and from time to time is involved in litigation arising in the ordinary course of its business. The Company does not believe that it is involved in any litigation that will, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations or cash flows.

    Each of the resort operating companies have pending and are regularly subject to suits with respect to personal injury claims related principally to skiing activities at such resort. Each of the operating companies maintains liability insurance that the Company considers adequate to insure claims related to usual and customary risks associated with the operation of a ski resort. The Company operates a captive insurance company authorized under the laws of the State of Vermont, which provides liability and workers' compensation coverage for its resorts located in Vermont.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a summary of the material terms of each of the instruments governing the Company's material indebtedness.

EXISTING SENIOR CREDIT FACILITY

    The Existing Senior Credit Facility is divided into two sub-facilities, $65.0 million of which is available for borrowings by ASC East and its subsidiaries (the "East Facility") and $140.0 million of which is available for borrowings by the Company excluding ASC East and its subsidiaries (the "West Facility"). The East Facility consists of a six-year revolving facility in the amount of $35.0 million and an eight-year term loan facility in the amount of $30.0 million. The revolving facilities are subject to annual 30-day clean down requirements to an outstanding balance of not more than $10.0 million for the East Facility and not more than $35.0 million for the West Facility. The West Facility consists of a six-year revolving facility in the amount of $65.0 million and an eight-year term loan facility in the amount of $75.0 million. The maximum borrowing availability under the revolving facilities reduce over the term of the Existing Senior Credit Facility by certain prescribed amounts. The term facilities amortize at a rate of approximately 1.0% of the principal amount for the first six years with the remaining portion of the principal due in two substantially equal installments in years seven and eight. At the Company's option, interest will be payable at a rate equal to BankBoston, N.A.'s base rate or LIBOR, plus, in each case, an applicable margin that is dependent upon the ratio of the Company's total debt to EBITDA (as defined in the Existing Senior Credit Facility).

    Under certain circumstances, the Existing Senior Credit Facility requires mandatory prepayments with the net proceeds of certain asset sales and new debt and/or equity offerings of the Company. Beginning in July 1999, the Existing Senior Credit Facility requires mandatory prepayments of 50% of excess cash flow during any period in which the ratio of the Company's total senior debt to EBITDA exceeds 3.5 to 1.0. In no event, however, will such mandatory prepayments reduce either revolving facility commitment below $35.0 million.

    The East Facility is secured by substantially all the assets of the Company, ASC East, ASC Utah, ASC West and their respective material, wholly owned subsidiaries, and the West Facility is secured by substantially all the assets of the Company and its material, wholly-owned subsidiaries, except for ASC East and its subsidiaries. Neither of such facilities is secured by the assets of Grand Summit Resort Properties, Inc. or ASCRP.

    The Existing Senior Credit Facility contains various covenants that limit, among other things, subject to certain exceptions, indebtedness, liens, transactions with affiliates, restricted payments and investments, mergers, consolidations and dissolutions, sales of assets, dividends and distributions and certain other business activities. In addition, the Existing Senior Credit Facility contains financial covenants customary for this type of senior credit facility, including maintenance of customary financial ratios. Compliance with financial covenants is determined on a consolidated basis notwithstanding the bifurcation of the Existing Senior Credit Facility into the East Facility and the West Facility, with the exception of a leverage test which is tested both on a consolidated and a bifurcated basis.

NEW SENIOR CREDIT FACILITY

    The Company has received a syndication letter from BancBoston Securities, Inc. pursuant to which BancBoston Securities Inc. will arrange, subject to certain customary conditions, for the New Senior Credit Facility. The New Senior Credit Facility is expected to consist of a $200.0 million reducing revolving credit facility (the "Revolving Facility") and a $50.0 million term loan facility (the "Term Facility"). The Revolving Facility will be subject to annual 30-day clean down requirements to an outstanding balance of not more than $100 million below then current maximum available borrowings. The maximum availability under the Revolving Facility will reduce over the term of the New Senior Credit Facility by certain prescribed amounts. The Term Facility, which has an eight year maturity, will amortize at a rate of approximately 1.0% of the principal amount for years two through six, with the remaining portion of the principal due in two substantially equal installments in years seven and eight. At the Company's option, interest will be payable at a rate equal to BankBoston, N.A.'s base rate or LIBOR, in each case, plus an applicable margin that is dependent upon the ratio of the Company's total debt to EBITDA (as defined in the New Senior Credit Facility).

    Under certain circumstances, the New Senior Credit Facility will require mandatory prepayments with the net proceeds of certain asset sales and new debt and/or equity offerings of the Company. Beginning in July 2000, the New Senior Credit Facility will require mandatory prepayments of 50% of excess cash flow. In no event, however, will such mandatory prepayments reduce the Revolving Facility commitment below $55 million.

    The New Senior Credit Facility will be secured by substantially all of the assets of the Company, ASC East, ASC West, ASC Utah and their respective material, wholly owned subsidiaries, except the Unrestricted Subsidiaries, none of which is a borrower under the New Senior Credit Facility.

    The New Senior Credit Facility will contain various covenants that limit, among other things, subject to certain exceptions, indebtedness, liens, transactions with affiliates, restricted payments and investments, mergers, consolidations and dissolutions, sales of assets, dividends and distributions and certain other business activities. In addition, the New Senior Credit Facility will contain financial covenants customary for this type of senior credit facility, including maintenance of customary financial ratios.

TEXTRON FINANCINGS

    On August 1, 1997, Grand Summit Resort Properties, Inc. ("GSRP"), a subsidiary of the Company, entered into a construction loan facility (the "Construction Loan Facility") with Textron Financial Corporation ("Textron"), as agent and co-lender, and Green Tree Financial Servicing Corporation, as co-lender (together, the "Lenders") to develop Grand Summit Hotels. Pursuant to the terms of the Construction Loan Facility, the Lenders have agreed to make available to GSRP, under certain circumstances, up to $55 million to develop Grand Summit Hotels at Sunday River, Killington and Mount Snow/ Haystack, and to refinance an existing $3.9 million facility used to finance construction of the Attitash Grand Summit Hotel. After an initial advance to refinance the Attitash Grand Summit Hotel facility and to finance certain pre-construction costs, the loan is to be funded in a series of advances through August 1999 as construction costs are incurred. Each advance is subject to certain conditions, including GSRP obtaining certain levels of preconstruction sales. Interest on the loan will accrue at the prime rate established by Chase Manhattan Bank as of the first day of each month, plus 1.5%, but will not accrue at less than 9.25% per annum. The loan will be secured by (i) a first mortgage on the hotel resort properties, (ii) any interests that the Company may have in purchased quartershare units, including sales contracts, and (iii) other security interests granted by GSRP, each on a cross-collateralized basis. The loan is non-recourse to the Company and its other subsidiaries. Interest on the loan is due and payable monthly in arrears, however, GSRP may take interest advances to pay such interest. Principal will be repaid on the following basis: (i) as quartershare sales close at the Attitash project, an amount equal to 85% of the sales proceeds payable in connection with the sale, (ii) as quartershare sales close at The Jordan Bowl, Killington and Mount Snow/Haystack projects, an amount equal to 80% of the sales proceeds payable in connection with the sale, (iii) an amount equal to the rental payments received by GSRP from an ASC East subsidiary for the lease of the Grand Summit Hotels (aggregating $193,000 per month) and
(iv) other amounts upon the aggregate of original or outstanding advances exceeding certain construction costs and quartershare sales levels; provided, however, that the Construction Loan Facility will mature at the end of December 2000. The loan contains various covenants that limit GSRP, subject to certain exceptions, with respect to indebtedness, liens, sales of assets, consolidations or mergers, distributions, transactions with affiliates and certain other business activities.

    Construction of up to four additional Grand Summit Hotels at The Canyons, Steamboat, Sugarbush and Sugarloaf is expected to be financed through an approximately $145.0 million construction loan facility (the "New Construction Loan Facility") to be provided by a syndicate of lenders led by one of the lenders in the existing Grand Summit Hotel construction financing. The Company is currently negotiating the terms of such facility. However, there can be no assurances that the Company will be able to effectuate the New Construction Loan Facility on the terms described below, or at all. Nevertheless, the Company expects that recourse under such facility will be limited to the Company's real estate development subsidiaries, and the facility will be secured by first mortgages on each of the additional Grand Summit Hotels. It is expected that principal is to be repaid from 80% of the proceeds generated by quartershare sales. The construction facility is expected to mature in December 2001. This facility, together with a $20.0 million equity contribution to ASCRP to be made by the Company from borrowings under the New Senior Credit Facility, is anticipated to be sufficient to fund the construction of these Grand Summit Hotels, which are scheduled to commence construction in June 1998 and to be substantially completed during the fourth quarter of fiscal 1998-99. Construction of an eighty-five unit condominium hotel at The Canyons commencing during the Summer of 1998 is expected to be financed through a conventional construction facility. No commitments are in place for this financing; however, the Company believes that the anticipated substantial level of presales at the project should facilitate project financing.

MASTER EQUIPMENT LEASE FACILITY

    In January 1998, the Company entered into a Master Equipment Lease Facility with BancBoston Leasing Inc., (the "Lessor"), pursuant to which the Company and its subsidiaries may, from time to time, enter into capital equipment leases with the Lessor with respect to ski lifts, groomers, snow making equipment and other equipment used in ski operations. Under this facility, up to $10 million of equipment, calculated on the basis of the Lessor's cost of purchase, may be leased by the Company and its subsidiaries at any time. Lease payments are calculated on the basis of such acquisition cost plus an interest factor ranging from 4.64% to 6.13% per annum, payable over a term ranging from four to eight years. The leased equipment may be purchased by the lessee (i) under an early buyout option for a fixed percentage of the original cost of the equipment, or
(ii) at the end of the lease term for fair market value. The Company has entered into a commitment letter with the Lessor which will increase the availability under this facility by $25 million.

CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

    The Company has authorized 40,000 shares of 10 1/2% Convertible Exchangeable Preferred Stock (the "Convertible Exchangeable Preferred Stock"), par value $.01 per share, of which 36,626 shares were issued and outstanding on January 25, 1998 (with the aggregate amount of accrued dividends at that date equal to $.7 million). The initial liquidation preference of the Convertible Exchangeable Preferred Stock is $1,000 per share and cumulative dividends are payable in cash on November 12, 2002 or earlier at the Company's option at a rate of 10 1/2% per annum, compounded quarterly. The amount of accrued but unpaid dividends will be added to the liquidation preference per share of Convertible Exchangeable Preferred Stock. The terms of the Convertible Exchangeable Preferred Stock prohibit the Company from paying cash dividends on any stock of the Company ranking junior to the Convertible Exchangeable Preferred Stock, unless all accrued dividends on the Convertible Exchangeable Preferred Stock have been paid. In addition, the Company may not redeem any stock of the Company ranking junior to the Convertible Exchangeable Preferred Stock so long as any Convertible Exchangeable Preferred Stock remains outstanding.

    The Convertible Exchangeable Preferred Stock is convertible at any time, at the holder's option, into shares of Common Stock. The Company may, at its option, exchange the shares of Convertible Exchangeable Preferred Stock, in whole but not in part, for 10 1/2% Subordinated Debentures due November 12, 2002 in a principal amount equal to $1,000 for each share of Convertible Exchangeable Preferred Stock, plus cash (or, at the option of the Company, additional 10 1/2% Subordinated Debentures) in an amount equal to all accrued but unpaid dividends. The 10 1/2% Subordinated Debentures will bear interest at a rate of 10 1/2% per annum payable in cash quarterly in arrears (or, at the option of the Company, accruing and compounding quarterly).

    The aggregate liquidation preference of the 36,626 outstanding shares of Convertible Exchangeable Preferred Stock was $37.4 million as of January 25, 1998 and such securities were convertible as of that date into 2.2 million shares of Common Stock. Assuming the Convertible Exchangeable Preferred Stock remains outstanding until its maturity in 2002 and no dividends are paid prior to maturity, it will have a final liquidation preference (and redemption price) of approximately $62.3 million and will be convertible into 3.6 million shares of Common Stock.

    The 10 1/2% Subordinated Debentures, if issued, will be general unsecured obligations of the Company, subordinated in right of payment to the prior payment in full to all indebtedness of the Company, now or hereafter outstanding, other than ordinary course accounts receivable, amounts due to employees for compensation, indebtedness to any affiliate of the Company and indebtedness that is specifically designated as not being senior in right of payment to the 10 1/2% Subordinated Debentures.

OTHER INDEBTEDNESS

    In addition to the indebtedness described above, certain of the Company's subsidiaries have other outstanding debt obligations pursuant to certain promissory notes, bonds, capital leases and other instruments. A brief description of certain material debt obligations is set forth below.

    The Company's Killington, Ltd. subsidiary is an obligor under certain subordinated debentures issued to Killington skiers in multiple series due in various principal amounts from 1999 through 2016, with interest rates of 6% or 8%. The aggregate balance of the subordinated debentures, as of January 25, 1998, was approximately $11.0 million. The subordinated debentures contain certain covenants that limit, subject to certain exceptions, the ability of Killington, Ltd. to incur indebtedness and to make dividends and distributions.

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial data (the "Pro Forma Financial Data") is derived from the historical financial statements of the Company and Steamboat and Heavenly, in each case included elsewhere in this Offering Memorandum. The Pro Forma Financial Data and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this Offering Memorandum.

    The unaudited pro forma summary combined financial data for the six months ended January 26, 1997 and January 25, 1998 give effect to the acquisition of The Canyons, Steamboat and Heavenly and the Transactions as if they had occurred on July 29, 1996 with respect to the statement of operations and other data and the Transactions as if they had occurred on January 25, 1998 with respect to the balance sheet data. The unaudited pro forma summary combined financial data for the fiscal year ended July 27, 1997 give effect to the acquisition of Steamboat and Heavenly and the Transactions as if they had occurred on July 29, 1996 with respect to the statement of operations and other data and the Transactions as if they had occurred on January 25, 1998 with respect to the balance sheet data. The unaudited pro forma combined statement of operations data of Steamboat and Heavenly are for the year ended May 31, 1997 and the fiscal quarter ended August 31, 1997.

    The Pro Forma Financial Data are not intended to be indicative of either future results of operations or results that might have been achieved had the acquisitions set forth above actually occurred on the dates specified. In the opinion of the Company's management, all adjustments necessary to present fairly the Pro Forma Financial Data have been made based upon the terms and structure of such acquisitions. The following information should be read in conjunction with "Selected Historical Consolidated Financial Data of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and Steamboat and Heavenly and the notes thereto included elsewhere in this Offering Memorandum.

    Management expects to realize annual cost reductions following the acquisition of Steamboat and Heavenly that have not been identified at this time and that are not reflected in the Pro Forma Financial Data. These reductions are expected to result largely from decreases in discretionary costs and savings from purchasing efficiencies. There can be no assurance, however, that any such cost reductions will be realized.

                            AMERICAN SKIING COMPANY

                UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA

                             AS OF JANUARY 25, 1998

                                 (IN THOUSANDS)

                                                                       THE      TRANSACTION   PRO FORMA
                                                                     COMPANY    ADJUSTMENTS  AS ADJUSTED
                                                                    ----------  -----------  -----------
Cash and cash equivalents.........................................  $   36,393   $  --    (     ,d)  $  36,393
Restricted cash...................................................       3,799                    3,799
Accounts receivable...............................................      11,907                   11,907
Deferred tax assets...............................................      17,892                   17,892
Inventory.........................................................       2,935                    2,935
Assets held for sale short term...................................       5,780                    5,780
Prepaid expenses..................................................         770                      770
                                                                    ----------  -----------  -----------
    Total Current Assets..........................................      79,476      --           79,476

Property and equipment............................................     473,547                  473,547

Real estate developed for sale....................................     100,412                  100,412
Long-term investments.............................................       2,432                    2,432
Goodwill..........................................................      97,006                   97,006
Deferred financing costs long term................................       9,792       6,246( ,c)     16,038
Investment in real estate partnership.............................       4,994                    4,994
Other assets......................................................      22,131                   22,131
                                                                    ----------  -----------  -----------
    Total Assets..................................................     789,790       6,246      796,036
                                                                    ----------  -----------  -----------
                                                                    ----------  -----------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Line of credit and current portion of long-term debt..............      24,905     (21,201)(d)      3,704
Accounts payable and other current liabilities....................      56,672                   56,672
Demand note, shareholder..........................................       1,933                    1,933
Deposits and deferred revenue.....................................      29,647                   29,647
                                                                    ----------  -----------  -----------
    Total Current Liabilities.....................................     113,157     (21,201)      91,956

Long-term debt, excluding current portion.........................     215,374     (71,581)  ,d)    143,793
Subordinated notes and debentures.................................     127,867     100,000(a)    227,867
Other long-term liabilities.......................................      23,046                   23,046
Deferred income taxes.............................................      16,298                   16,298
                                                                    ----------  -----------  -----------
    Total Long-Term Liabilities...................................     495,742       7,218      502,960

Mandatorily redeemable preferred stock............................      37,359                   37,359

Common Stock, class A.............................................         148                      148
Common Stock, other...............................................         154                      154
Additional paid-in capital........................................     266,234                  266,234
Accumulated deficit...............................................      (9,847)       (972)(c)    (10,819)
                                                                    ----------  -----------  -----------
Total Equity......................................................     256,689        (972)     255,717
                                                                    ----------  -----------  -----------
Total liabilities, equity, and mandatorily redeemable preferred
  stock...........................................................  $  789,790   $   6,246    $ 796,036
                                                                    ----------  -----------  -----------
                                                                    ----------  -----------  -----------

                            AMERICAN SKIING COMPANY
                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
              SUMMARY OF PRO FORMA ADJUSTMENTS--BALANCE SHEET DATA
                             AS OF JANUARY 25, 1998
                                 (IN THOUSANDS)

                                                                                                                    AS OF
                                                                                                                 JANUARY 25,
BALANCE SHEET ACCOUNT                      NOTE                              ADJUSTMENT                             1998
--------------------------------------     -----     ----------------------------------------------------------  -----------
Cash and cash equivalents                        a   Gross proceeds from the Offering                             $ 100,000
                                                 b   Financing costs to be paid                                      (7,218)
                                                 c   Reduction in current term loan                                 (55,000)
                                                 d   Reduce line of credit with remaining proceeds                  (37,782)
                                                                                                                 -----------
                                                     Net effect on cash                                              --

Deferred financing costs                         b   Financing costs to be paid on the Offering                       6,350
                                                 c   Write off term loan deferred financing costs                      (972)
                                                 b   Financing costs to be paid on new credit facility                  868
                                                                                                                 -----------
                                                     Net effect on deferred financing costs                           6,246
                                                                                                                 -----------
Line of credit and current portion               d   Reduce line of credit by excess proceeds                       (21,201)
  of long term debt                                                                                              -----------

Long term debt excluding current
  portion
                                                 c   Repay a portion of current term loan                           (55,000)
                                                 d   Reduce line of credit by excess proceeds                       (16,581)
                                                                                                                 -----------
                                                     Net effect on current portion of long term debt                (71,581)
Subordinated notes and debentures                                                                                -----------
                                                 a   Proceeds from the Offering                                     100,000
                                                                                                                 -----------
Retained Earnings
                                                 c   Write off deferred financing costs                                (972)
                                                                                                                 -----------
                                                     Net effect on retained earnings                              $    (972)
                                                                                                                 -----------
                                                                                                                 -----------

                            AMERICAN SKIING COMPANY

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA
                        FOR THE YEAR ENDED JULY 27, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            FISCAL YEAR       FISCAL YEAR
                               ENDED             ENDED        RESULTS OF       IPO
                           JULY 27, 1997      MAY 31, 1997    OPERATIONS   TRANSACTION              TRANSACTIONS   TRANSACTIONS
                            THE COMPANY     ACQUIRED RESORTS  TO BE SOLD   ADJUSTMENTS   IPO NOTE   ADJUSTMENTS        NOTE
                          ----------------  ----------------  -----------  -----------  ----------  ------------  ---------------
Net revenues:
Resort..................     $  166,923        $   86,474      $  --        $  --                    $   --
Real estate.............          8,468            --             --           --                        --
Other...................         --                 2,592         (2,592)      --                        --
                               --------           -------     -----------  -----------              ------------
    Total revenues......        175,391            89,066         (2,592)      --                        --
                               --------           -------     -----------  -----------              ------------

Operating expenses:
Resort..................        109,774            51,079         (2,088)      (1,021)  (h)              --
Real Estate.............          6,813            --             --           --                        --
Write down of assets....         --                 2,000         (2,000)      --                        --
Marketing, general and
  administrative........         26,126            17,238           (500)      (3,400)  (l)              --
Depreciation and
  amortization..........         18,293            12,516           (265)       5,449   (j,l,k,m,h)         781          (c,b)
                               --------           -------     -----------  -----------              ------------
Total operating
  expenses..............        161,006            82,833         (4,853)       1,028                       781
                               --------           -------     -----------  -----------              ------------

Income from
  Operations............         14,385             6,233          2,261       (1,028)                     (781)

Interest income.........         --                  (682)        --              682   (n)              --
Interest expense........         23,730            10,659           (332)      (6,320)  (h,n,o,p)         1,433          (e,f)
                               --------           -------     -----------  -----------              ------------
Income (loss) before
  provision for income
  taxes.................         (9,345)           (3,744)         2,593        4,610                    (2,214)

Provision (benefit) for
  income tax expense....         (3,613)             (338)        --            1,478   (q)                (863)           (g)
Minority interest in
  loss of subsidiary....           (250)           --             --              250   (r)              --
                               --------           -------     -----------  -----------              ------------

Income (loss) from
  continuing
  operations............         (5,482)           (3,406)         2,593        2,882                    (1,351)

Accretion of discount
  and dividends accrued
  on mandatorily
  redeemable preferred
  stock.................            444            --             --            1,605   (p)              --
                               --------           -------     -----------  -----------              ------------
Net income (loss)
  available to common
  shareholders..........     $   (5,926)       $   (3,406)     $   2,593    $   1,277                $   (1,351)
                               --------           -------     -----------  -----------              ------------
                               --------           -------     -----------  -----------              ------------
Weighted average number
  of common shares
  outstanding...........

Earnings per common
  share (basic and
  diluted):

Loss from continuing
  operations............
Net loss available to
  common shareholders...


                           PRO FORMA
                          -----------
Net revenues:
Resort..................   $ 253,397
Real estate.............       8,468
Other...................      --
                          -----------
    Total revenues......     261,865
                          -----------
Operating expenses:
Resort..................     157,744
Real Estate.............       6,813
Write down of assets....      --
Marketing, general and
  administrative........      39,464
Depreciation and
  amortization..........      36,774
                          -----------
Total operating
  expenses..............     240,795
                          -----------
Income from
  Operations............      21,070
Interest income.........      --
Interest expense........      29,170
                          -----------
Income (loss) before
  provision for income
  taxes.................      (8,100)
Provision (benefit) for
  income tax expense....      (3,336)
Minority interest in
  loss of subsidiary....      --
                          -----------
Income (loss) from
  continuing
  operations............      (4,764)
Accretion of discount
  and dividends accrued
  on mandatorily
  redeemable preferred
  stock.................       2,049
                          -----------
Net income (loss)
  available to common
  shareholders..........   $  (6,813)
                          -----------
                          -----------
Weighted average number
  of common shares
  outstanding...........      30,126
                          -----------
                          -----------
Earnings per common
  share (basic and
  diluted):
Loss from continuing
  operations............   $   (0.16)
Net loss available to
  common shareholders...   $   (0.23)

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENT OF OPERATIONS DATA
                                IPO TRANSACTIONS

                                 (IN THOUSANDS)

                                                                                                            YEAR ENDED
STATEMENT OF OPERATIONS ITEM                      NOTE                       ADJUSTMENT                    JULY 27, 1997
---------------------------------------------     -----     ---------------------------------------------  -------------
Cost of resort operations....................       h       Expected insurance savings                       $    (325)
                                                    h       Capitalization of equipment costs                     (350)
                                                    h       Purchase of operating leases                          (346)
                                                                                                           -------------
                                                                                                                (1,021)
                                                                                                           -------------
Marketing, general and
  administrative.............................       l       Elimination of Kamori management fees               (3,400)
                                                                                                           -------------
Depreciation and amortization................       j       Amortization of goodwill and other
                                                            intangibles of Acquired Resorts                      3,900
                                                    k       Amortization of the New Credit Facility
                                                              commitment fee                                       409
                                                    l       Remove depreciation and amortization of
                                                              acquired assets                                  (12,251)
                                                    l       Depreciation related to assets of Acquired
                                                              Resorts                                           13,219
                                                    k       Amortization of deferred financing costs
                                                              relating to the Existing Credit Facility            (322)
                                                    m       Amortization of deferred financing costs
                                                              relating to Discount Notes                          (119)
                                                    h       Reclassification of capital expenditures by
                                                              Acquired Resorts                                     350
                                                    h       Purchase of operating leases                           263
                                                                                                           -------------
                                                                                                                 5,449
                                                                                                           -------------

Interest income..............................       n       Remove interest income from Acquired Resorts           682
                                                                                                           -------------
Interest expense.............................       h       Interest on Discount Notes                          (2,890)
                                                    n       Interest on Kamori long-term debt                  (10,326)
                                                    o       Interest on incremental borrowings under the
                                                              New Credit Facility                                5,892
                                                    p       Additional accretion on 10 1/2% Convertible
                                                              Preferred Stock                                      921
                                                    h       Interest expense from additional capital
                                                              leases                                                83
                                                                                                           -------------
                                                                                                                (6,320)
                                                                                                           -------------
Provision (benefit) for income taxes.........       q       Tax effect of pro forma adjustments                  1,478
                                                                                                           -------------
Minority interest in loss of subsidiary......       r       Exchange of ASC East minority interest                 250
                                                                                                           -------------
  Accretion of discount and issuance costs
    and dividends accrued on mandatorily
    redeemable preferred stock...............       p       Full accretion of discount and issuance costs
                                                              pertaining to mandatorily redeemable
                                                              preferred stock                                    1,605
                                                                                                           -------------
Net loss available to common shareholders....                                                                $   1,277
                                                                                                           -------------
                                                                                                           -------------

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENT OF OPERATIONS DATA

                                 (IN THOUSANDS)

                                                                                                            YEAR ENDED
STATEMENT OF OPERATIONS ITEM                      NOTE                       ADJUSTMENT                    JULY 27, 1997
---------------------------------------------     -----     ---------------------------------------------  -------------
Depreciation and Amortization................       c       Amortization of deferred financing costs from
                                                              existing term note                             $    (122)
                                                    b       Amortization of deferred financing costs               902
                                                                                                           -------------
                                                                                                                   781
                                                                                                           -------------

Interest Expense.............................       e       Interest from senior credit facility                (8,067)
                                                    f       Interest from senior subordinated notes              9,500
                                                                                                           -------------
                                                                                                                 1,433
                                                                                                           -------------

Provision (benefit) for income taxes.........       g       Tax effect of pro forma adjustments                   (863)
                                                                                                           -------------

Net income (loss) available to common
  shareholders...............................                                                                $  (1,351)
                                                                                                           -------------
                                                                                                           -------------

                            AMERICAN SKIING COMPANY

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA

                   FOR THE SIX MONTHS ENDED JANUARY 25, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   FOR THE SIX
                                                  MONTHS ENDED     FIRST QUARTER
                                                   JANUARY 25,     RESULTS FROM
                                                      1998        OPERATIONS FOR
                                                                     ACQUIRED      TRANSACTIONS
                                                   THE COMPANY        RESORTS       ADJUSTMENTS   PRO FORMA
                                                 ---------------  ---------------  -------------  ----------
Net revenues:
Resort.........................................   $     121,236      $   3,387     $    --        $  124,623
Real estate....................................           8,700         --              --             8,700
                                                 ---------------       -------     -------------  ----------
Total revenues.................................         129,936          3,387                       133,323
                                                 ---------------       -------     -------------  ----------
Operating expenses:
Resort.........................................          82,052          7,393          --            89,445
Real Estate....................................           6,148         --              --             6,148
Marketing, general and administrative..........          20,466          3,794          --            24,260
Stock compensation charge......................          14,254         --              --            14,254
Depreciation and amortization..................          16,515            417             2,336  c,b     19,268
                                                 ---------------       -------     -------------  ----------
Total operating expenses.......................         139,435         11,604             2,336     153,375
                                                 ---------------       -------     -------------  ----------
Loss from Operations...........................          (9,499)        (8,217)           (2,336)    (20,052)
Interest expense...............................          14,033          2,452            (1,122    ,f)     15,363
                                                 ---------------       -------     -------------  ----------
Loss before benefit for income taxes...........         (23,532)       (10,669)           (1,214)    (35,415)
Benefit for income taxes.......................          (9,176)        (4,161)             (911 (g)    (14,248)
Minority interest in loss of subsidiary........            (456)        --                   456      --
                                                 ---------------       -------     -------------  ----------
Loss from continuing operations................         (13,900)        (6,508)             (759)    (21,167)
Extraordinary loss, net of income tax benefit
  of $3,248....................................           5,081         --              --             5,081
                                                 ---------------       -------     -------------  ----------
Net loss.......................................         (18,981)        (6,508)             (759)    (26,248)
Accretion of discount and dividends accrued on
  mandatorily redeemable preferred stock.......           3,171         --              --             3,171
                                                 ---------------       -------     -------------  ----------
Net loss available to common shareholders......   $     (22,152)     $  (6,508)    $        (759) $  (29,419)
                                                 ---------------       -------     -------------  ----------
                                                 ---------------       -------     -------------  ----------

Weighted average number of common shares
  outstanding..................................                                                       30,126
                                                                                                  ----------
                                                                                                  ----------
Earnings per common share (basic and diluted):
Loss from continuing operations................                                                   $    (0.70)
Extraordinary item.............................                                                   $    (0.17)
Net loss available to common shareholders......                                                   $    (0.98)

                            AMERICAN SKIING COMPANY

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA

                   FOR THE SIX MONTHS ENDED JANUARY 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   RESULTS FROM
                                                                  OPERATIONS FOR
                                                   FOR THE SIX       ACQUIRED
                                                  MONTHS ENDED        RESORTS
                                                   JANUARY 26,    THE SIX MONTHS
                                                      1997             ENDED
                                                                    JANUARY 26,    TRANSACTIONS
                                                   THE COMPANY         1997         ADJUSTMENTS   PRO FORMA
                                                 ---------------  ---------------  -------------  ----------
Net revenues:
Resort.........................................   $      71,146     $    37,311    $    --        $  108,457
Real estate....................................           3,309         --              --             3,309
                                                 ---------------  ---------------  -------------  ----------
Total revenues.................................          74,455          37,311         --           111,766
                                                 ---------------  ---------------  -------------  ----------
Operating expenses:
Resort.........................................          54,029          27,924         --            81,953
Real Estate....................................           1,967         --              --             1,967
Marketing, general and administrative..........          12,501           6,766         --            19,267
Depreciation and amortization..................           8,871           5,960            2,824  c,b     17,655
                                                 ---------------  ---------------  -------------  ----------
Total operating expenses.......................          77,368          40,650            2,824     120,842
                                                 ---------------  ---------------  -------------  ----------
Loss from operations...........................          (2,913)         (3,339)          (2,824)     (9,076)
Interest expense...............................          13,071           5,197           (2,980    ,f)     15,288
                                                 ---------------  ---------------  -------------  ----------
Loss before benefit for income taxes...........         (15,984)         (8,536)             156     (24,364)
Benefit for income tax expense.................          (6,074)         (3,618)          (1,102 (g)    (10,794)
                                                 ---------------  ---------------  -------------  ----------
Net loss available to common shareholders......   $      (9,910)    $    (4,918)   $       1,258  $  (13,570)
                                                 ---------------  ---------------  -------------  ----------
                                                 ---------------  ---------------  -------------  ----------
Weighted average common shares outstanding.....                                                       30,126
                                                                                                  ----------
                                                                                                  ----------
Earnings per common share (basic and diluted):
Loss from continuing operations................                                                   $    (0.45)

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENT OF OPERATIONS DATA

                                 (IN THOUSANDS)

                                                                                                            SIX MONTHS
                                                                                                               ENDED
STATEMENT OF OPERATIONS ITEM                     NOTE                       ADJUSTMENT                   JANUARY 25, 1998
--------------------------------------------     -----     --------------------------------------------  -----------------
Depreciation and Amortization...............           c   Amortization of deferred financing costs
                                                           from existing term note                           $     (61)
                                                       s   Incremental depreciation from purchase of
                                                             Steamboat and Heavenly                                645
                                                       t   Amortization of acquired goodwill                     1,300
                                                       b   Amortization of deferred financing costs                451
                                                                                                               -------
                                                                                                                 2,336
                                                                                                               -------

Interest Expense............................           e   Remove interest from senior credit facility          (4,034)
                                                       u   Remove Junior subordinated interest                  (1,350)
                                                       v   Remove interest from acquired resorts                (2,452)
                                                       w   Incremental interest under New Credit
                                                             Facility                                            1,964
                                                       f   Add interest from senior subordinated notes           4,750
                                                                                                               -------
                                                                                                                (1,122)
                                                                                                               -------

Provision (benefit) for income taxes........           g   Tax effect of pro forma adjustments                    (911)
                                                                                                               -------

Minority interest in loss of subsidiary.....           r   Exchange of ASC East minority interest                  456
                                                                                                               -------

Net income (loss) available to common
  shareholders..............................                                                                 $    (759)
                                                                                                               -------
                                                                                                               -------

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENT OF OPERATIONS DATA

                                 (IN THOUSANDS)

                                                                                                            SIX MONTHS
                                                                                                               ENDED
STATEMENT OF OPERATIONS ITEM                     NOTE                       ADJUSTMENT                   JANUARY 26, 1997
--------------------------------------------     -----     --------------------------------------------  -----------------
Depreciation and Amortization...............           c   Amortization of deferred financing costs
                                                           from existing term note                           $     (61)
                                                       s   Incremental depreciation from purchase of
                                                             Steamboat and Heavenly                                484
                                                       t   Amortization of acquired goodwill                     1,950
                                                       b   Amortization of deferred financing costs                451
                                                                                                               -------
                                                                                                                 2,824
                                                                                                               -------

Interest Expense............................           e   Remove interest from senior credit facility          (4,034)
                                                       u   Remove Junior subordinated interest                  (1,445)
                                                       v   Remove interest from acquired resorts                (5,197)
                                                       w   Incremental interest under New Credit
                                                             Facility                                            2,946
                                                       f   Add interest from senior subordinated notes           4,750
                                                                                                               -------
                                                                                                                (2,980)
                                                                                                               -------

Provision (benefit) for income taxes........           g   Tax effect of pro forma adjustments                  (1,102)
                                                                                                               -------
                                                                                                             $   1,258
                                                                                                               -------
                                                                                                               -------

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                 (IN THOUSANDS)

GENERAL

    American Skiing Company has had two significant transactions since the audited financial statements dated July 27, 1997. These transactions were the initial public offering of its common stock on November 6, 1997, and the acquisition of the Heavenly and Steamboat ski resorts on November 12, 1997. All of the pro forma adjustments associated with these transactions have been reflected in the pro forma statements that were included in the Registration Statement on Form S-1 that was filed with the Securities and Exchange Commission on November 6, 1997 in connection with the initial public offering.

    The pro forma income statement for the year ended July 27, 1997 starts with the pro forma income statement that was included with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 6, 1997, and adjusts for the Transactions.

        (a) The gross proceeds to be received by the Company from the Offering are expected to be approximately $100,000.

        (b) The Company will incur various direct and professional fees in connection with the issuance of the Notes and the restructuring of the Existing Senior Credit Facility. These costs will be capitalized and amortized over their useful lives. The accompanying pro forma income statement data includes adjustments reflecting a preliminary estimate of the amortization of these costs.

        (c) The Company will increase the available revolver balance under the Existing Senior Credit Facility by $90,000 and reduce the current term loan under the Existing Senior Credit Facility by $55,000 using proceeds from the Offering. The early retirement of a portion of the term loan will result in the write-off of a portion of the deferred financing costs associated with the original bank credit facility, and will also cause a reduction in the associated amortization.

        (d) The Company currently intends to reduce its outstanding revolver balance with the net proceeds from the Offering after all transaction costs have been paid and the Existing Senior Credit Facility's term note has been reduced by $55,000.

        (e) Gives effect to the $55,000 reduction in the current Existing Senior Credit Facility term loan and a $37,782 reduction in the revolving line of credit under the Existing Senior Credit Facility.

        (f) Gives effect to the issuance of the Notes at an assumed interest rate of 9.50%. A 1/8% fluctuation in interest rates would have a $11 annual impact on interest expense.

        (g) All adjustments to the unaudited Pro Forma Combined Statement of Operations Data have been tax effected using the statutory rate.

        (h) Management has specifically identified certain costs which will be eliminated in connection with the acquisition of Steamboat and Heavenly. Insurance expense will be reduced by $325 based on preliminary quotes received from the Company's current insurance provider.

           Steamboat and Heavenly have classified expenditures related to rental equipment purchases and uniform purchases as operating expenses, which will be capitalized and depreciated to be consistent with the Company's historical treatment.

           Steamboat and Heavenly have historically used several operating leases for grooming equipment. New equipment will be purchased and depreciated over the useful life of the equipment.

        (i) The pro forma adjustment reflects the elimination of reimbursements paid to the parent company of Steamboat and Heavenly for the guarantee of debt obligations by the parent. These costs

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                 (IN THOUSANDS)

    would not have been incurred had Steamboat and Heavenly been subsidiaries of the Company for the year ended July 27, 1997 nor will such payments be required prospectively.

        (j) Various intangible assets were recorded based on their fair value and goodwill was recorded as part of purchase accounting. These are estimates based on preliminary purchase price allocations which are subject to final allocations pursuant to appraisals.

           The following table lists the purchase price that was allocated to intangible assets:

                                                                                                 ANNUAL
                                                                               USEFUL LIFE    AMORTIZATION
                                                                             ---------------  -------------
Tradenames......................................................  $  22,000            30       $     733
Software........................................................      5,000            10             500
Customers.......................................................     15,000            10           1,500
Goodwill........................................................     46,669            40           1,167
                                                                  ---------                        ------
    Total.......................................................  $  88,669                     $   3,900
                                                                  ---------                        ------
                                                                  ---------                        ------

        (k) Upon closing of the Existing Credit Facility, the Company paid approximately $3,275 as a commitment fee to the lender. The commitment fee will be amortized to expense over the term of the credit facility. The unaudited pro forma combined statement of operations reflects $409 of commitment fee amortization related to the New Credit Facility for the year ended July 27, 1997. The amortization of the Existing Credit Facility's prepaid loan fees of $322 for the year ended July 27, 1997 has been removed.

        (l) Total purchase price allocated to Steamboat and Heavenly is $158,628. An estimated average useful life of these assets is estimated to be 12 years. Estimated annual depreciation is $13,219. The depreciation previously recorded has been eliminated.

        (m) A portion of the proceeds of the Offering were used to retire the outstanding principal balance of Discount Notes and a prepayment premium of $3,036 as of July 27, 1997 related to such prepayment. In connection with the retirement of the Discount Notes, certain prepaid loan fees associated with such debt in the amount of $1,081 were written off and charged to expense when incurred. The prepayment penalty and the write-off of the prepaid loan fees represent nonrecurring charges and, therefore, are not included in the unaudited pro forma combined statement of operations. Such amounts have been charged against retained earnings in the unaudited pro forma combined balance sheet data.

            The amortization of the prepaid loan fees for the Discount Notes total $119 for the year ended July 27, 1997 and has been removed from the Pro Forma Financial Data.

        (n) Certain assets and liabilities including all cash and funded debt of Steamboat and Heavenly are excluded. The associated interest income and interest expense related to these items have been eliminated from the Pro Forma Income Statement.

        (o) Gives pro forma effect to the incremental interest expense related to the Existing Credit Facility. Under the Existing Credit Facility, interest will be payable (at the Company's option) at either the Alternate Base Rate or LIBOR plus the Applicable Margin (as such terms are defined in the New Credit Facility) determined quarterly through April 1998 and annually thereafter. The pro forma calculation of interest expense in the accompanying pro forma financial statements assumes the use of LIBOR plus the Applicable Margin, which results in an effective interest rate of 8.45%. A 1/8%

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                 (IN THOUSANDS)

    increase in the assumed blended rate would increase pro forma interest expense by approximately $165. Included in the accompanying pro forma financial data is interest expense from the Existing Credit Facility of $5,892 for the year ended July 27, 1997. The incremental interest expense is based on a net increase in borrowings of $64,876.

           Historical interest expense related to the Discount Notes of $2,890 for the year ended July 27, 1997 has been eliminated in the pro forma statement of operations.

        (p) In July 1997, ASC Utah, a subsidiary of the Company, acquired The Canyons. Prior to such acquisition, Leslie B. Otten, who formerly held 96% of the outstanding common stock of ASC East, transferred all his shares of common stock of ASC East to the Company. The effects of such transactions are reflected in the Company's financial statements as of and for the year ended July 27, 1997.

           The accompanying pro forma financial data include a $921 charge for interest expense and $1,605 accretion of discount and issuance costs related to the securities issued in connection with the Securities Purchase Agreement.

           Related to the purchase of The Canyons, ASC Utah entered into a long-term lease of the real estate constituting the resort. The results of operations of Wolf have not been reflected in the pro forma statements of operations due to the immateriality of the activity. See "Description of The Canyons" on the inside back cover page.

        (q) All adjustments to the unaudited pro forma combined statement of operations data have been tax-effected using the expected effective tax rate of 42%.

        (r) The Company currently owns 96% of the outstanding common stock of ASC East. Concurrently with the Offering the Company intends to offer to exchange Common Stock for all minority interests owned in ASC East. The pro forma financial data assumes all minority owners exchange their shares. The amount of $626 represents the elimination of the minority interest.

           The fair market value of the minority interest is $11.1 million. This entire amount is recorded to common stock with the difference between the book value of the minority interest and the fair market value of the shares exchanged being a reduction to additional retained earnings.

        (s) Total purchase price allocated to Steamboat and Heavenly is $158,628. An estimated average useful life of these assets is estimated to be 12 years. Estimated annual depreciation is $13,219. The depreciation previously recorded on Steamboat and Heavenly has been eliminated.

        (t) Various intangible assets were recorded based on their fair value and goodwill was recorded as part of purchase accounting. These are estimates based on preliminary purchase price allocations which are subject to final allocations pursuant to appraisals.

        (u) Management has specifically identified certain costs which will be eliminated in connection with the acquisition of Steamboat and Heavenly. Insurance expense will be reduced by $325 based on preliminary quotes received from the Company's current insurance provider.

           Steamboat and Heavenly have classified expenditures related to rental equipment purchases and uniform purchases as operating expenses, which will be capitalized and depreciated to be consistent with the Company's historical treatment.

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                 (IN THOUSANDS)

           Steamboat and Heavenly have historically used several operating leases for grooming equipment. New equipment will be purchased and depreciated over the useful life of the equipment.

        (v) Certain assets and liabilities including all cash and funded debt of Steamboat and Heavenly are being excluded in the Acquisition and are therefore eliminated in the pro forma balance sheet data.

        (w) Gives pro forma effect to the incremental interest expense related to the New Senior Credit Facility. Under the New Senior Credit Facility, interest will be payable (at the Company's option) at either the Alternate Base Rate or LIBOR plus the Applicable Margin (as such terms are defined in the New Senior Credit Facility) determined quarterly through April 1998 and annually thereafter. The pro forma calculation of interest expense in the accompanying pro forma financial statements assumes the use of LIBOR plus the Applicable Margin, which results in an effective interest rate of 8.45%. A 1/8% increase in the assumed blended rate would increase pro forma interest expense by approximately $165. Included in the accompanying pro forma financial data is interest expense from the New Senior Credit Facility of $5,892 for the year ended July 27, 1997. The incremental interest expense is based on a net increase in borrowings of $64,876. See "Description of Certain Indebtedness--The New Senior Credit Facility."

          Historical interest expense related to the Discount Notes of $2,890 for the year ended July 27, 1997 has been eliminated in the pro forma statement of operations.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMERICAN SKIING COMPANY
                                        (Registrant)


Date: May 8, 1998

                                        /s/ CHRISTOPHER E. HOWARD
                                        Senior Vice President, General
                                        Counsel and Clerk